Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

among

Kensington Capital Acquisition Corp.

Kensington Capital Merger Sub Corp.

and

QuantumScape Corporation

Dated as of September 2, 2020

TABLE OF CONTENTS

i

ii

EXHIBIT AForm of Registration Rights and Lock-Up Agreement

EXHIBIT BForm of Certificate of Incorporation of Kensington

SCHEDULE AKey Company Stockholders
SCHEDULE BCompany Knowledge Parties

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement dated as of September 2, 2020 (this “Agreement”) is among Kensington Capital Acquisition Corp., a Delaware corporation (“Kensington”), Kensington Capital Merger Sub Corp., a Delaware corporation (“Merger Sub”) and QuantumScape Corporation, a Delaware corporation (the “Company”).  Capitalized terms used but not defined elsewhere herein have the meanings assigned to them in Section 1.01.

WHEREAS, Merger Sub is a wholly-owned direct subsidiary of Kensington;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Kensington and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Kensington;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (b) approved and adopted this Agreement and the Merger and declared their advisability, (c) approved the Merger and the other Transactions, (d) recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company, and (e) directed that, unless this Agreement has been terminated in accordance with Section 9.01, that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders;

WHEREAS, the Board of Directors of Kensington (the “Kensington Board”) has (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration pursuant to this Agreement and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the Transactions by the stockholders of Kensington;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that this Agreement and the Merger are fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) approved and adopted this Agreement and the Merger and declared their advisability, (c) approved the Merger and the other Transactions, (d) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub, and (e) directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the sole stockholder of Merger Sub;

WHEREAS, Kensington, the Company and the Key Company Stockholders (as defined below), concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date of this Agreement (the “Stockholder Support Agreement”), pursuant to which, among other things, the Key Company Stockholders will vote their shares of Company Common Stock and Company Preferred Stock in favor of this Agreement, the Merger and the other Transactions at the time specified therein;

WHEREAS, Kensington, certain stockholders of the Company and one of the stockholders of Kensington, concurrently with the execution and delivery of this Agreement, are entering into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”) in the form attached as Exhibit A;

WHEREAS, Kensington will enter into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, will purchase shares of Kensington Common Stock at a purchase price of $10.00 in a private placement or placements (the “Private Placements”) to be consummated immediately prior to the consummation of the transactions contemplated hereby; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Merger Sub and Kensington are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

Article I.

DEFINITIONS

SECTION 1.01.  Certain Definitions.  For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and standstill provisions on terms no less favorable in any substantive respect to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements).

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Stockholder Support Agreement, the Registration Rights and Lock-Up Agreement and all other agreements, certificates and instruments executed and delivered by Kensington, Merger Sub or the Company in connection with the Transactions.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company.

“Company Acquisition Proposal” means any proposal or offer from any person or group of persons (other than Kensington, Merger Sub or their respective affiliates) relating to, in a single transaction or a series of related transactions, any direct or indirect acquisition or purchase of a business that constitutes 10% or more of the assets of the Company or 10% or more of the total voting power of the equity securities of the Company, whether by way of merger, asset purchase, equity purchase or otherwise.

“Company Capital Stock” means the Company’s Common Stock and the Company’s Preferred Stock.

“Company Certificate of Incorporation” means the Company’s certificate of incorporation dated September 2, as such may have been amended, supplemented or modified from time to time.

“Company Class A Common Stock” means the Company’s Class A common stock, par value of $0.0001 per share.

“Company Class A Preferred Stock” means shares of Company Preferred Stock that constitute “Class A Preferred Stock” (as such term is used in the Company Certificate of Incorporation).

“Company Class B Common Stock” means the Company’s Class B common stock, par value of $0.0001 per share.

“Company Class B Preferred Stock” means shares of Company Preferred Stock that constitute “Class B Preferred Stock” (as such term is used in the Company Certificate of Incorporation).

“Company Common Stock” means the Company Class A Common Stock and Company Class B Common Stock.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company JV” means QSV Operations LLC, a Delaware limited liability company.

“Company-Licensed IP” means all Intellectual Property Rights owned or purported to be owned by a third party and licensed to the Company or to which the Company otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of the Company or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (viii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions taken, or failures to take action, in each case, which Kensington has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Company is materially and disproportionately affected thereby as compared with other participants in the industries in which the Company operates.

“Company Option Plan” means the QuantumScape 2010 Equity Incentive Plan, as amended and restated on May 1, 2013, as such may have been amended, supplemented or modified from time to time.

“Company Options” means all options to purchase outstanding shares of Company Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company Option Plan or otherwise, other than the Company Warrants.

“Company Restricted Stock” means all outstanding shares of restricted stock granted under the Company Option Plan or acquired via the early exercise of Company Options, immediately prior to the Closing under the Company Option Plan or otherwise.

“Company RSUs” means all outstanding restricted stock units granted under the Company Option Plan, immediately prior to the Closing under the Company Option Plan or otherwise.

“Company-Owned IP” means all Intellectual Property Rights owned or purported to be owned by the Company.

“Company Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, including Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock.

“Company Superior Proposal” means a bona fide, written Company Acquisition Proposal, not solicited, received, initiated or facilitated in violation of Section 7.05 that the Company Board (after consultation with outside legal counsel) reasonably determines, in good faith, would, if consummated, result in a transaction that is more favorable to the stockholders of the Company than the Transactions, after taking into account all such factors and matters deemed relevant by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the Transactions and after taking into account any changes to the terms of this Agreement irrevocably offered in writing by Kensington in response to such Company Superior Proposal; provided that for purposes of this definition, all references to “10%” in the definition of “Company Acquisition Proposal” will be deemed to be references to “50%”.

“Company Warrants” means all outstanding and unexercised warrants to purchase shares of Company Common Stock.

“Confidential Information” means any proprietary information, knowledge or data concerning the businesses and affairs of the Company or any Suppliers or customers of the Company or Kensington or its subsidiaries (as applicable) that is not already generally available to the public.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

“Exchange Ratio” means the quotient obtained by dividing (x) the Target Share Amount, by (y) the number of Fully-Diluted Company Shares. As of the date of this Agreement, assuming the Target Share Amount is as set forth in the second sentence of the definition thereof, the Exchange Ratio would be 4.0032186234.

“Fully-Diluted Company Shares” means an amount equal to, without duplication, (i) the aggregate number of shares of Company Capital Stock that are issued and outstanding as of immediately prior to the Effective Time on a fully-diluted, as converted-to-Company-Common-Stock basis, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the full exercise, exchange or conversion of Company Options and Company RSUs that are outstanding and exercisable as of immediately prior to the Effective Time, plus (iii) the aggregate number of shares of Company Common Stock that are issuable upon the conversion of its Series F Preferred Stock issuable in respect of executed funded commitments received by the Company as of the Effective Time with respect to the private sale of its Series F Preferred Stock, to the extent the Series F Subscription Amount with respect thereto was included in the calculation of the “Target Share Amount”.  As of the date of this Agreement there are 92,125,870 Fully-Diluted Company Shares.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and radon; and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark, service mark, trade name, logo, and trade dress registrations, trademark, service mark, trade name, logo and trade dress applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses copyrights or other rights related to works of authorship, copyright registrations and applications therefor and all other rights corresponding thereto, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing.

“Intervening Event” means any Effect (but specifically excluding any Company Acquisition Proposal or Company Superior Proposal) that was not known and was not reasonably foreseeable to the Company Board as of the date of this Agreement (or the consequences of which were not reasonably foreseeable to the Company Board as of the date of this Agreement), and that becomes known to the Company or the Company Board after the date of this Agreement.

“Kensington Capital Stock” means Kensington’s Common Stock and Kensington’s Preferred Stock.

“Kensington Cash Amount” means the amount equal to (i) the aggregate amount of cash in the Trust Account that will be available to Kensington for unrestricted use as of immediately following the Effective Time (for clarity, after giving effect to any Redemption Rights that are actually perfected), plus (ii) the aggregate amount of cash proceeds received from investors as of the Effective Time in connection with the Private Placements; provided, however, that “Kensington Cash Amount” shall be calculated without reduction for any payments in respect of Outstanding Kensington Transaction Expenses.

“Kensington Certificate of Incorporation” means Kensington’s amended and restated certificate of incorporation dated June 25, 2020.

“Kensington Class A Common Stock” means Kensington’s Class A common stock, par value $0.0001 per share.

“Kensington Class B Common Stock” means Kensington’s Class B common stock, par value $0.0001 per share.

“Kensington Common Stock” means the Kensington Class A Common Stock and Kensington Class B Common Stock.

“Kensington Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of Kensington; or (b) prevent, materially delay or materially impede the performance by Kensington or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Kensington Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Kensington operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by Kensington as required by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions; or (ix) any actions taken, or failures to take action, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that Kensington is materially and disproportionately affected thereby as compared with other participants in the industries in which Kensington operates.

“Kensington Organizational Documents” means the Kensington Certificate of Incorporation, bylaws, and Trust Agreement, in each case as amended, modified or supplemented from time to time.

“Kensington Units” means one share of Kensington Class A Common Stock and one-half of one Kensington Warrant.

“Kensington Warrant Agreement” means the warrant agreement dated June 30, 2020 between Kensington and Continental Stock Transfer and Trust Company.

“Kensington Warrants” means the warrants to purchase shares of Kensington Class A Common Stock contemplated by the Kensington Warrant Agreement, with each warrant exercisable for one share of Kensington Class A Common Stock at an exercise price of $11.50.

“Key Company Stockholders” means the persons and entities listed on Schedule A.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule B after reasonable inquiry, and in the case of Kensington, the actual knowledge of Justin Mirro, Robert Remenar, Simon Boag and Daniel Huber after reasonable inquiry.

“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws, and not including any license of Intellectual Property).

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Per Share Merger Consideration” means, (a) with respect to shares of Company Class A Common Stock and shares of Company Class A Preferred Stock issued and outstanding immediately prior to the Effective Time, the right to receive the number of shares of New Kensington Class A Common Stock set forth in Section 3.01(b)(i) and (b) with respect to shares of Company Class B Common Stock and shares of Company Class B Preferred Stock issued and outstanding immediately prior to the Effective Time, the right to receive the number of shares of New Kensington Class B Common Stock set forth in Section 3.01(b)(ii).

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company granted to any licensee in the ordinary course of business (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (g) Liens identified in the Audited Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company, from which the Company has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the Kensington Certificate of Incorporation.

“Requisite Approval” means the affirmative vote of the holders of at least a (a) majority of the shares of the Company Capital Stock outstanding, (b) a majority of the shares of the Company Class A Common Stock and Company Class B Common Stock, each voting separately as a class, (c) a majority of the shares of Company Class A Common Stock and Class A Preferred Stock outstanding, voting together as a single class, and (d) a majority of the shares of the Company Class B Common Stock and Company Class B Preferred Stock outstanding, voting together as a single class.

“Series A Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series A Preferred Stock in the Company Certificate of Incorporation.

“Series B Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series B Preferred Stock in the Company Certificate of Incorporation.

“Series B-1 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series B-1 Preferred Stock in the Company Certificate of Incorporation.

“Series C Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series C Preferred Stock in the Company Certificate of Incorporation.

“Series D Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series D Preferred Stock in the Company Certificate of Incorporation.

“Series E Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series E Preferred Stock in the Company Certificate of Incorporation.

“Series F Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series F Preferred Stock in the Company Certificate of Incorporation.

“Series F Subscription Amount” means the aggregate amount of funding and executed funding commitments received by the Company as of the Effective Time with respect to private sales of its Series F Preferred Stock.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Kensington or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company.

“Target Share Amount” means an amount equal to (i) three hundred and sixty million (360,000,000), plus or minus (ii) the quotient obtained by dividing (x) the amount, if any, by which the Series F Subscription Amount is greater than or less than, as applicable, three hundred million dollars ($300,000,000), by (y) ten dollars ($10).  As of the date of this Agreement, the Target Share Amount is three hundred and sixty eight million, seven hundred and ninety-nine thousand, nine hundred and ninety-eight (368,799,998).

“Technology” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing; (c) works of authorship (whether or not copyrightable), and moral rights; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; and (f) copies and tangible embodiments of any of the foregoing, in whatever form or medium;.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Kensington, Merger Sub or the Company in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

SECTION 1.02.  Further Definitions.  The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Accounting Firm	3.06(e)
Action	4.09
Agreement	Preamble
Alternative Transaction	7.06
Amended and Restated Kensington Certificate	2.04(c)
Anticipated Closing Date	3.06(a)
Antitrust Laws	7.14(a)
Audited Financial Statements	4.07(a)
Blue Sky Laws	4.05(b)
Certificate of Merger	2.02(a)
Certificates	3.02(b)
Claims	6.03
Closing	2.02(b)
Closing Date	2.02(b)
Code	3.02(h)
Company	Preamble
Company Acquisition Agreement	7.05(a)
Company Adverse Recommendation Change	7.05(d)
Company Board	Recitals
Company Board Approval	4.18
Company Disclosure Schedule	Article IV
Company Notice Period	7.05(d)
Company Permits	4.06
Company Share Awards	4.03(a)
Company Stockholder Approval	4.18
Confidentiality Agreement	7.04(b)
Continuing Employees	7.07(b)
Data Security Requirements	4.13(h)
Determination Date	3.06(a)
DGCL	Recitals
Dispute Notice	3.06(b)
Effect	1.01
Effective Time	2.02(a)
Environmental Permits	4.15
Equity Plans	(a))
ERISA	4.10(a)
ERISA Affiliate	4.10(c)
Exchange Act	4.21
Exchange Agent	3.02(a)
Exchange Fund	3.02(a)
Exchange Ratio Announcement	7.01(e)

Exchange Ratio Calculation	3.06(a)
Exchanged Option	3.01(b)(v)
Exchanged Restricted Stock	3.01(b)(vi)
Exchanged RSU	3.01(b)(vii)
Exchanged Warrant	3.01(b)(viii)
GAAP	4.07(a)
Governmental Authority	4.05(b)
Health Plan	4.10(k)
Intervening Event Notice Period	7.05(e)
IRS	4.10(b)
June Balance Sheet	4.07(b)
Kensington	Preamble
Kensington Board	Recitals
Kensington Certificate Amendment	2.04(c)
Kensington Disclosure Schedule	Article V
Kensington Preferred Stock	5.03(a)
Kensington Proposals	7.01(a)
Kensington SEC Reports	5.07(a)
Kensington Stockholder Approval	5.10(b)
Kensington Stockholders’ Meeting	7.01(a)
Law	4.05(a)
Lease	4.12(b)
Lease Documents	4.12(b)
Letter of Transmittal	3.02(b)
Material Contracts	4.16(a)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	5.03(b)
New Kensington Class A Common Stock	2.04(c)
New Kensington Class B Common Stock	2.04(c)
New Kensington Common Stock	2.04(c)
Outside Date	9.01(b)
Outstanding Company Transaction Expenses	3.04(a)
Outstanding Kensington Transaction Expenses	3.04(b)
PCAOB Audited Financials	7.15
Plan	4.10(a)
PPACA	4.10(k)
Private Placements	Recitals
Proxy Statement	7.01(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	7.01(a)
Remedies Exceptions	4.04
Representatives	7.04(a)
Response Date	3.06(b)
SEC	5.07(a)

Securities Act	5.07(a)
Stockholder Support Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	2.01
Tax	4.14(p)
Tax Return	4.14(p)
Taxes	4.14(p)
Terminating Company Breach	9.01(g)
Terminating Kensington Breach	9.01(h)
Transfer Agent Cancellation	3.02(b)
Trust Account	5.13
Trust Agreement	5.13
Trust Fund	5.13
Trustee	5.13
WARN Act	4.11(g)
Written Consent	7.03

SECTION 1.03.  Construction.

(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b)The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Article II.

AGREEMENT AND PLAN OF MERGER

SECTION 2.01.  The Merger.  Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 2.02.  Effective Time; Closing.

(a)As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b)Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.  The date on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 2.03.  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all of the property, rights, privileges, powers and franchises, and all other interests of the Company and Merger Sub shall be the property of the Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.04.  Certificate of Incorporation; Bylaws.

(a)At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the

Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation.

(b)At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such bylaws, as applicable.

(c)At the Closing, Kensington shall amend and restate, effective as of the Effective Time, its certificate of incorporation to be as set forth on Exhibit B (such amendment, the “Kensington Certificate Amendment” and such certificate of incorporation, the “Amended and Restated Kensington Certificate”), pursuant to which Kensington shall have a dual class structure with shares of Class A common stock, par value $0.0001 per share, having voting rights of one (1) vote per share (the “New Kensington Class A Common Stock”) and shares of Class B common stock, par value $0.0001 per share, having voting rights of ten (10) votes per share (the “New Kensington Class B Common Stock” and, together with the New Kensington Class A Common Stock, the “New Kensington Common Stock”).

SECTION 2.05.  Directors and Officers.

(a)The initial directors of the Surviving Corporation shall be the individuals selected by the Company or Kensington, as the case may be, in accordance with Section 7.17(a), and the initial officers of the Surviving Corporation shall be the officers of the Company as of the date of this Agreement, or, in the event any of them is not an officer as of the Effective Time, then such other individual designated by the Company, each such director and officer to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)The parties shall cause the Kensington Board as of immediately following the Effective Time to be comprised of the individuals selected by the Company or Kensington, as the case may be, in accordance with Section 7.17(a), and the officers of Kensington to be the officers of the Company as of immediately prior to the Effective Time, each such director and officer to hold office in accordance with the certificate of incorporation and bylaws of Kensington.

Article III.

CONVERSION OF SECURITIES; Exchange of certificates

SECTION 3.01.  Conversion of Securities.

(a)At the Effective Time, by virtue of the Merger and without any action on the part of Kensington, Merger Sub, the Company or the holders of any of the following securities:

(i)each share of Company Class A Common Stock and each share of Company Class A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive the number of shares of New Kensington Class A Common Stock equal to the Exchange Ratio (determined in accordance with Section 3.06);

(ii)each share of Company Class B Common Stock and each share of Company Class B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive the number of shares of New Kensington Class B Common Stock equal to the Exchange Ratio (determined in accordance with Section 3.06);

(iii)all shares of Company Capital Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iv)each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation; and

(v)each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into an option to purchase a number of shares of the applicable class of New Kensington Common Stock that the pre-conversion Company Option covers (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of the applicable class of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio (determined in accordance with Section 3.06), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio (determined in accordance with Section 3.06); provided, however, that the exercise price and the number of shares of the applicable class of New Kensington Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, however, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of the Surviving Corporation stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.  Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time.  At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection.

(vi)each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall be converted into restricted shares of the applicable class of New Kensington Common Stock that the pre-conversion Company Restricted Stock covers (such share of restricted New Kensington Common Stock, an “Exchanged Restricted Stock”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Restricted Stock immediately prior to the Effective Time and (y) the Exchange Ratio (determined in accordance with Section 3.06).

Except as specifically provided above, following the Effective Time, each Exchanged Restricted Stock shall continue to be governed by the same terms and conditions (including transfer restrictions and repurchase right terms) as were applicable to the corresponding former Company Restricted Stock immediately prior to the Effective Time.  At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Restricted Stock pursuant to this subsection.

(vii)each Company RSU that is outstanding immediately prior to the Effective Time shall be converted into restricted stock units of the applicable class of New Kensington Common Stock that the pre-conversion Company RSU covers (such restricted stock unit award covering Common Stock, an “Exchanged RSU”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares subject to a Company RSU immediately prior to the Effective Time and (y) the Exchange Ratio (determined in accordance with Section 3.06).  Except as specifically provided above, following the Effective Time, each Exchanged RSU shall continue to be governed by the same terms and conditions (including transfer restrictions and repurchase right terms) as were applicable to the corresponding former Company RSUs immediately prior to the Effective Time.  At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company RSUs pursuant to this subsection.

(viii)each Company Warrant that is outstanding immediately prior to the Effective Time shall be converted into warrants of the applicable class of New Kensington Common Stock that the pre-conversion Company Warrant covers (such warrant, an “Exchanged Warrant”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of such class subject to such Company Warrant immediately prior to the Effective Time and (y) the Exchange Ratio (determined in accordance with Section 3.06), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio (determined in accordance with Section 3.06).  Except as specifically provided above, following the Effective Time, each Exchanged Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Warrant immediately prior to the Effective Time.  At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Warrants pursuant to this subsection.

(b)For purposes of calculating the aggregate amount of shares of New Kensington Class A Common Stock or New Kensington Class B Common Stock, as the case may be, issuable to each holder of shares of Company Capital Stock pursuant to the terms of this Section 3.01, all shares of Company Class A Common Stock and all shares of Company Class A Preferred Stock held by such holder shall be aggregated amongst themselves, and all shares of Company Class B Common Stock and all shares of Company Class B Preferred Stock held by such holder shall be aggregated amongst themselves, and the aggregate number of shares of New Kensington Class A Common Stock or New Kensington Class B Common Stock, as the case may be, to be issued in respect of such aggregate number of shares held by such holder shall be rounded down to the nearest whole number.

SECTION 3.02.  Exchange of Certificates.

(a)Exchange Agent.  On the Closing Date, Kensington shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Kensington and is reasonably satisfactory to the Company (the “Exchange Agent”), (i) for the benefit of the holders of Company Class A Common Stock and Company Class A Preferred Stock, for exchange in accordance with this Article III, the number of shares of New Kensington Class A Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable with respect thereto pursuant to Section 3.01(b)(i) of this Agreement and (ii) for the benefit of the holders of Company Class B Common Stock and Company Class B Preferred Stock, for exchange in accordance with this Article III, the number of shares of New Kensington Class B Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable with respect thereto pursuant to Section 3.01(b)(ii) of this Agreement (such shares of New Kensington Class A Common Stock and New Kensington Class B Common Stock, in each case referred to in the preceding clauses (i) and (ii), together with any dividends or distributions with respect thereto (pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”).  Kensington shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement.  Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.  All shares deposited hereunder shall not be certificated.

(b)Exchange Procedures.  As promptly as practicable after the Effective Time, Kensington shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Capital Stock entitled to receive the Per Share Merger Consideration pursuant to Section 3.01:  a letter of transmittal, which shall be in a form reasonably acceptable to Kensington and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Capital Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the Company’s transfer agent, Solium Capital ULC and its affiliates, d/b/a Shareworks (each, a “Transfer Agent Cancellation”); and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal.  Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (or a Transfer Agent Cancellation), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and Kensington shall cause the Exchange Agent to deliver, the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate(s) so surrendered shall forthwith be cancelled.  Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the applicable Per Share Merger Consideration in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(c)Distributions with Respect to Unexchanged Shares of Kensington Common Stock.  No dividends or other distributions declared or made after the Effective Time with respect to the New Kensington Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of New Kensington Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b).  Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, Kensington shall pay or cause to be paid to the holder of shares of New Kensington Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of New Kensington Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of New Kensington Common Stock.

(d)No Further Rights in Company Common Stock and Company Preferred Stock.  The Per Share Merger Consideration payable upon conversion of the Company Capital Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Capital Stock.

(e)Adjustments to Per Share Merger Consideration.  The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Kensington Capital Stock occurring on or after the date of this Agreement and prior to the Effective Time (but, for the avoidance of doubt, shall not be adjusted to reflect any change in the capitalization of the Company, except to the extent expressly set forth in the definition of “Exchange Ratio” and its components as determined in accordance with Section 3.06).

(f)Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Capital Stock for one year after the Effective Time shall be delivered to Kensington, upon demand, and any holders of Company Capital Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to Kensington for the Per Share Merger Consideration.  Any portion of the Exchange Fund remaining unclaimed by holders of Company Capital Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Kensington free and clear of any claims or interest of any person previously entitled thereto.

(g)No Liability.  None of the Exchange Agent, Kensington or the Surviving Corporation shall be liable to any holder of Company Capital Stock for any such Company Capital Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.02.

(h)Withholding Rights.  Each of the Surviving Corporation and Kensington shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by the Surviving Corporation or Kensington, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Capital Stock (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by the Surviving Corporation or Kensington, as the case may be.

(i)Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and related indemnity by the person claiming such Certificate to be lost, stolen or destroyed (such affidavit and indemnity to be in form and substance reasonably satisfactory to Kensington and the Surviving Corporation but in any case to not require the delivery of a bond), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the applicable Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01.

SECTION 3.03.  Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Capital Stock thereafter on the records of the Company.  From and after the Effective Time, the holders of Certificates representing Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Capital Stock, except as otherwise provided in this Agreement or by Law.  On or after the Effective Time, any Certificates presented to the Exchange Agent or Kensington for any reason shall be converted into the applicable Per Share Merger Consideration in accordance with the applicable provisions of Section 3.01.

SECTION 3.04.  Payment of Expenses.

(a)No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to Kensington a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”).  On the Closing Date following the Closing, Kensington shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses.  For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

(b)No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Kensington shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of Kensington or Merger Sub for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of Kensington or Merger Sub in connection with the Transactions or otherwise in connection with Kensington’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Kensington Transaction Expenses”).  On the Closing Date following the Closing, Kensington shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Kensington Transaction Expenses.

(c)Kensington shall not pay or cause to be paid any Outstanding Kensington Transaction Expenses or Outstanding Company Transaction Expenses other than in accordance with this Section 3.04.

SECTION 3.05.  Appraisal Rights.

(a)Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock and Company Preferred Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock or Company Preferred Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, the applicable Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL.  Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock or Company Preferred Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in this Article III, of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock or Company Preferred Stock (as the case may be).

(b)Prior to the Closing, the Company shall give Kensington (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Kensington (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 3.06.  Calculation of Exchange Ratio.

(a)For purposes of this Agreement, the “Determination Date” shall be the date that is ten (10) Business Days prior to the anticipated date for Closing, as agreed upon by Kensington and the Company at least ten (10) Business Days prior to the date of the Kensington Stockholders’ Meeting (the “Anticipated Closing Date”).  No later than the Determination Date, the Company shall deliver to Kensington a calculation (the “Exchange Ratio Calculation”) setting forth the Company’s good faith, estimated calculation of Exchange Ratio as of the

Anticipated Closing Date (using an estimate of each component thereof as of such date, prepared and certified by the Company’s chief financial officer or principal accounting officer.  The Company shall make relevant back-up materials used or useful in preparing the Exchange Ratio Calculation, as reasonably requested in writing by Kensington, available to Kensington and, if requested in writing by Kensington, its accountants and counsel at reasonable times and upon reasonable notice.

(b)Within three (3) Business Days after the Company delivers the Exchange Ratio Calculation (the “Response Date”), Kensington shall have the right to dispute any part of such Exchange Ratio Calculation by delivering a written notice to that effect to the Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Exchange Ratio Calculation.

(c)If on or prior to the Response Date, (i) Kensington notifies the Company in writing that it has no objections to the Exchange Ratio Calculation or (ii) Kensington fails to deliver a Dispute Notice as provided in Section 3.06(b), then the Exchange Ratio as set forth in the Exchange Ratio Calculation delivered to Kensington shall be deemed, subject to the terms of Section 3.06(f), to have been finally determined for purposes of this Agreement and to represent the Exchange Ratio at the Anticipated Closing Date for purposes of this Agreement.

(d)If Kensington delivers a Dispute Notice on or prior to the Response Date, then Representatives of Kensington and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Exchange Ratio, which agreed upon Exchange Ratio amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Exchange Ratio at the Anticipated Closing Date for purposes of this Agreement.

(e)If Representatives of Kensington and the Company are unable to negotiate an agreed-upon determination of the Exchange Ratio at the Anticipated Closing Date pursuant to Section 3.06(d) within three (3) Business Days after delivery of the Dispute Notice (or such other period as Kensington and the Company may mutually agree upon), then Kensington and the Company shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Exchange Ratio Calculation. The Company shall promptly deliver to the Accounting Firm the relevant back-up materials used in preparing the Exchange Ratio Calculation, and Kensington and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. Kensington and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Kensington and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of the Exchange Ratio made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the Exchange Ratio at the Anticipated Closing Date for purposes of this Agreement, and the parties shall delay the Closing until the resolution of the matters described in this Section 3.06(e). The fees and expenses of the Accounting Firm shall be allocated between Kensington and the Company in the same proportion that the disputed amount of the Exchange Ratio that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Exchange Ratio.

(f)Following the final determination of Exchange Ratio as of the Anticipated Closing Date in accordance with this Section 3.06 (either as a result of the mutual agreement of the parties or the determination of the Accounting Firm), the parties shall not be required to determine the Exchange Ratio again even though the Closing Date may occur later than the Anticipated Closing Date, except that either party may request a redetermination of the Exchange Ratio if the Closing Date is more than fifteen (15) Business Days after the Anticipated Closing Date (including as a result of the engagement of the Accounting Firm), in which event the procedures set forth in this Section 3.06 shall once again apply and the parties shall select a new Anticipated Closing Date.

Article IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”) (which disclosure in the Company Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (i) the section or subsection of this Article IV that corresponds to the section or subsection of the Company Disclosure Schedule in which any such disclosure is set forth and (ii) any other section or subsection of this Article IV to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Kensington and Merger Sub as follows:

SECTION 4.01.  Organization and Qualification; Subsidiaries.

(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

(b)Other than the Company JV, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other person.  The Company JV does not own any material assets other than cash and has not in any material respect engaged in any business activities or conducted in any material respect, any operations or incurred any obligation or liability, other than under insurance policies, those incident to its existence or as contemplated by its limited liability company operating agreement.

SECTION 4.02.  Certificate of Incorporation and Bylaws.  The Company has prior to the date of this Agreement made available to Kensington a true, complete and correct copy of its certificate of incorporation and bylaws, each as amended to as of the date of this Agreement.  Such certificate of incorporation and bylaws are in full force and effect.  The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

SECTION 4.03.  Capitalization.

(a)The authorized capital stock of the Company consists of ninety five million six hundred eighty four thousand eight hundred forty three (95,684,843) shares of Company Class A Common Stock, forty-seven million (47,000,000) shares of Company Class B Common Stock and sixty three million three hundred twenty nine thousand nine hundred ninety eight (63,329,998) shares of Company Preferred Stock, of which twelve million three hundred and sixteen thousand eight hundred and thirty one (12,316,831) shares are designated as Series A Preferred Stock, twelve million three hundred and eighty one thousand and eight (12,381,008) shares are designated as Series B Preferred Stock, four million seventy six thousand thirty seven (4,076,037) shares are designated as Series B-1 Preferred Stock, eleven million three hundred eighty eight thousand ninety (11,388,090) shares are designated as Series C Preferred Stock, two million nine hundred eighty three thousand one hundred eighty nine (2,983,189) shares are designated as Series D Preferred Stock, five million five hundred thousand (5,500,000) shares are designated as Series E Preferred Stock, and fourteen million six hundred eighty four thousand eight hundred forty three (14,684,843) shares are designated as Series F Preferred Stock.  As of the date of this Agreement, (i) five hundred and seventy eight thousand and eighty nine (578,089) shares of Company Class A Common Stock are issued and outstanding, (ii) ten million, six hundred and ninety six thousand, eight hundred and fifty two (10,696,852) shares of Company Class B Common Stock are issued and outstanding, (iii) twelve million, one hundred and ninety two thousand, two hundred and forty five (12,192,245) shares of Series A Preferred Stock are issued and outstanding, (iv) twelve million, three hundred and eighty one thousand and eight (12,381,008) shares of Series B Preferred Stock are issued and outstanding, (v) four million, seventy six thousand and thirty seven (4,076,037) shares of Series B-1 Preferred Stock are issued and outstanding, (vi) eleven million, two hundred and fifty eight thousand, three hundred and seventy two (11,258,372) shares of Series C Preferred Stock are issued and outstanding, (vii) two million, nine hundred and eighty three thousand, one hundred and eighty nine (2,983,189) shares of Series D Preferred Stock are issued and outstanding, (viii) five million and five hundred thousand (5,500,000) shares of Series E Preferred Stock are issued and outstanding, (ix) fourteen million, six hundred and eighty four thousand, eight hundred and forty three (14,684,843) shares of Series F Preferred Stock committed but are not issued and outstanding, (x) four hundred and thirty eight thousand and one hundred and ninety one (438,191) shares of the Company’s capital stock held in treasury will not be converted and will be retired and (xi) eighteen million, nine hundred and fifteen thousand, one hundred and eighty two (18,915,182) shares of Company Common Stock have been reserved for issuance as Company Options, Company Restricted Stock, Company RSUs and other purchase rights (the “Company Share Awards”) under the Company Option Plan, of which as of the date of this Agreement, (A) fifty one thousand, nine hundred and fifteen (51,915) shares of Company Class A Common Stock and nine hundred and thirty four thousand and thirty three (934,033) shares of Company Class B Common Stock have been issued pursuant to the exercise of Company Options and have not been repurchased, (B) Company Options to purchase eleven million, four hundred and seventy six thousand and ten (11,476,010) shares of Company Class A Common Stock and two million, eight hundred and thirteen thousand, two hundred and ninety six (2,813,296) shares of Company Class B Common Stock are outstanding, (C) no shares of are issued and outstanding as Company Restricted Stock, (D) three million, two hundred and thirty one thousand, six hundred and twenty five (3,231,625) Company RSUs denominated in Company Class A Common Stock and no Company RSUs denominated in Company Class B Common Stock are outstanding and (E) no shares of Company Common Stock remain available for issuance under the Company Option Plan.  The Company has issued and outstanding Company Warrants, of which one hundred and twenty four thousand, five hundred and eighty six (124,586)are with respect to shares of Series A Preferred Stock and one hundred and twenty nine thousand, seven hundred and eighteen (129,718) are with respect to shares of Series C Preferred Stock.

(b)Other than the Company Options and the Company RSUs and other than the conversion privileges of the Company Capital Stock pursuant to the Company Certificate of Incorporation, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of the Company.  The Company is not a party to, or otherwise bound by, and the Company has not granted, any equity appreciation rights, participations, phantom equity or similar rights.  There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or any of the equity interests or other securities of the Company.

(c)Section 4.03(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to each Company Share Award outstanding: (i) the name of the Company Share Award recipient; (ii) the particular Company Option Plan, if any, pursuant to which such Company Share Award was granted; (iii) the number of shares of the Company subject to such Company Share Award; (iv) the exercise or purchase price of such Company Share Award; (v) the date on which such Company Share Award was granted; (vi) the date on which such Company Share Award expires; (vii) the vesting schedule of the Company Share Award, including the terms of any acceleration rights thereunder; and (viii) whether the shares underlying such Company Share Award are Company Class A Common Stock or Company Class B Common Stock. The Company has prior to the date of this Agreement made available to Kensington true, complete and correct copies of the Company Option Plan as in effect as of the date of this Agreement pursuant to which the Company has granted the Company Share Awards that are currently outstanding and the form of all stock award agreements and restricted share purchase agreements evidencing such Company Share Awards.  No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Share Awards as of the date such Company Option was granted.  All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.  In addition, Section 4.03(c) of the Company Disclosure Schedule sets forth all commitments the Company has made to grant Company Share Awards that have not yet been granted as of the date of this Agreement, specifying: (i) the name of the person to whom Company Share Awards were promised by the Company; (ii) the type of Company Share Award promised by the Company; and (iii) the number of Company Options, Company RSUs and/or Company Restricted Stock promised by the Company.

(d)There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person

(e)(i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award, Company Option or Company Restricted Stock as a result of the proposed transactions herein, and (ii) all outstanding shares of the Company, all outstanding Company Share Awards, Company Options and Company Restricted Stock have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws, (B) the terms of the Company Option Plan (if applicable) and (C) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company is a party.

(f)The stockholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of the Company).  Except for the shares of the Company held by the stockholders of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(g)All outstanding shares of Company Common Stock and Company Preferred Stock have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company is a party.

(h)Section 4.03(h) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each share of Company Preferred Stock, whether such share is a share of Company Class A Preferred Stock or a share of Company Class B Preferred Stock. After the Effective Time, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each previous holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.  Each share of Company Class A Preferred Stock and each share of Company Class B Preferred Stock is convertible into either one (1) share of Company Class A Common Stock or one (1) share of Company Class B Common Stock, as the case may be.

SECTION 4.04.  Authority Relative to this Agreement.  The Company has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions.  The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL).  This Agreement has been, and the other Transaction

Documents to which the Company is or will at the Closing be a party will, at the Closing, be duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other party or parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).  The Company Board Approval is sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, the Stockholder Support Agreement, any Ancillary Agreement or any of the other Transactions.  To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

SECTION 4.05.  No Conflict; Required Filings and Consents.

(a)The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is or will at the Closing be a party does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws of the Company, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.

(b)The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications that would not have a Company Material Adverse Effect.

SECTION 4.06.  Permits; Compliance.  The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not have a

Company Material Adverse Effect.  No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened.  The Company is not in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect.

SECTION 4.07.  Financial Statements.

(a)The Company has prior to the date of this Agreement made available to Kensington true, complete and correct copies of the audited balance sheet of the Company as of December 31, 2017, December 31, 2018 and December 31, 2019, and the related audited statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Company for each of the years then ended (collectively, the “Audited Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule, and which contain an unqualified report thereon of the Company’s auditors.  Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)The Company has prior to the date of this Agreement made available to Kensington a true, complete and correct copy of the unaudited balance sheet of the Company as of June 30, 2020 (the “June Balance Sheet”), and the related unaudited statements of operations and comprehensive loss and cash flows of the Company for the six-month period then ended, which are attached as Section 4.07(b) of the Company Disclosure Schedule.  Such unaudited financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments, none of which are individually or in the aggregate material) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments (none of which are individually or in the aggregate material) and the absence of notes.

(c)Except as and to the extent set forth on the Audited Financial Statements and the June Balance Sheet, the Company has no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such June Balance Sheet, (ii) obligations for future performance under any contract to which the Company is a party or (iii) liabilities and obligations which would not have a Company Material Adverse Effect.

(d)Since December 31, 2017 (i) neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e)To the knowledge of the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law.  None of the Company or, to the knowledge of the Company any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec.  1514A(a).

(f)All accounts payable of the Company reflected on the June Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable.  Since the date of the June Balance Sheet, the Company has not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

SECTION 4.08.  Absence of Certain Changes or Events.  Since the June Balance Sheet Date and prior to the date of this Agreement, except as otherwise reflected in the Audited Financial Statements, or as expressly contemplated by this Agreement, (a) the Company has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company has not sold, assigned or otherwise transferred any right, title, or interest in or to any of its material assets (including ownership in Intellectual Property Rights and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

SECTION 4.09.  Absence of Litigation.  There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company, or any property or asset of the Company, before any Governmental Authority.  Neither the Company nor any material property or asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.10.  Employee Benefit Plans.

(a)True, correct and compete copies of all employment and consulting contracts or agreements to which the Company is a party as of the date of this Agreement, and with respect to which the Company has any obligation have been made available to Kensington prior to the date of this Agreement.  Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Plans.  For purposes herein, a “Plan” is defined as: (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) any other employee benefit plan, agreement, arrangement, program, policy or practice, including without limitation, any equity or equity-based compensation (including without limitation stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, retention, change-in-control, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, unemployment, severance, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice, and (iii) any employment, consulting, indemnification or other individual services agreement, which in the case of each of clauses (i), (ii) and (iii), is sponsored or maintained by the Company, or to which the Company contributes or is required to contribute or is a party, on behalf of current or former employees, officers, independent contractors or directors of the Company or their spouses, beneficiaries or dependents, or with respect to which the Company has or may have any liability, contingent or otherwise.

(b)With respect to each Plan in effect as of the date of this Agreement, the Company has prior to the date of this Agreement made available to Kensington, if applicable (i) a true, complete and correct copy of the current plan document (or written summaries of any unwritten Plans) and all amendments thereto and each trust or other funding arrangement, (ii) true, complete and correct copies of the most recent summary plan description and any summaries of material modifications, (iii) any administrative services, recordkeeping, investment advisory, investment management or other service agreement (iv) the last three (3) annual financial statements, (v) the last three (3) annual reports on Internal Revenue Service (“IRS”) Form 5500 (including all required schedules, accountant’s opinions and reports and other attachments), (vi) the last three (3) actuarial valuations or reports, (vii) the last three (3) annual testings performed on any Plan, (viii) true, complete and correct copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (ix) any material non-routine correspondence from any Governmental Authority with respect to any Plan since December 31, 2017.  The Company has no express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c)None of the Plans is or was since December 31, 2014, nor does the Company or any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA.  For purposes of this Agreement, “ERISA Affiliate” means any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.  No Plan is a “defined benefit plan”, within the meaning of Section 3(35) of ERISA, and the Company has no liability (contingent or otherwise) with respect to any such plan.

(d)The Company is not and will not be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any of the Transactions, nor will any of the Transactions accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual.  The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company being classified as an “excess parachute payment” under Section 280G of the Code.

(e)None of the Plans provides, nor does the Company have or reasonably expect to have any obligation to provide retiree medical to any current or former employee, officer, director or consultant of the Company after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(f)Each Plan is and has been since December 31, 2017 operated and administered, in all material respects, in accordance with its terms and in compliance with the requirements of all applicable Laws including, without limitation, ERISA and the Code.  The Company and the ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan.  No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Action.

(g)Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h)There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that would reasonably be expected to result in material liability to the Company.  There have been no acts or omissions by the Company or any ERISA Affiliate that have given or would reasonably be expected to give rise to any material fines, penalties, taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i)All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company, except as would not result in material liability to the Company.

(j)The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k)The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010, P.L. 111-148, and the Health Care and Education Reconciliation Act of 2010, P.L. 111-152, each as amended, and the regulations and other applicable regulatory guidance issued thereunder (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties, fines or excise taxes under Code Section 4980D, 4980H or 4980I or any other provision of the PPACA.

(l)Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

(m)The Company does not have any obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, independent contractor, or director of the Company for any Taxes, interest or penalties incurred in connection with any Plan (including any Taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code).

SECTION 4.11.  Labor and Employment Matters.

(a)Schedule 4.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all employees of the Company as of the date of this Agreement, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive based compensation.  Except as set forth on Schedule 4.11(a) of the Company Disclosure Schedule, as of the date of this Agreement, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company for services performed on or prior to the date of this Agreement have been paid in full (or accrued in full in the Company’s financial statements).  No employee of the Company performs services for the Company outside of the United States.

(b)Schedule 4.11(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, complete and correct list of all individuals who perform services for the Company as (i) an independent contractor, (ii) a leased employee, or (iii) an unpaid intern, including for each such individual, his or her name, the services he or she performs, his or her rate of compensation and any bonus entitlement.  No such person performs services for the Company outside of the United States.

(c)The employment of each employee of the Company is terminable at the will of the Company and upon termination of the employment of any such employees, no severance or other payments will become due.  Each former employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(d)To the knowledge of the Company, no officer or executive of the Company intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as an officer or executive of the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.

(e)(i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company by any of its current or former employees, which Actions would be material to the Company; (ii) the Company is not, and has not been since December 31, 2017, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company.

(f)The Company is and has been in compliance in all respects with all applicable Laws and applicable COVID-19 Measures relating to the employment of labor, including those relating to wages, hours, immigration, discrimination, labor relations, layoffs or plant closings, furloughs, collective bargaining, proper classification of all persons who performed services on behalf of the Company for all purposes (including for Tax purposes, for purposes of determining eligibility to participate in any Plan and for purposes of the Fair Labor Standards Act), the maintenance and handling of personnel records, occupational health and safety, sick time and leave, disability, privacy and the payment and withholding of Taxes, and have withheld and paid to the appropriate Governmental Authority, or are holding for payment not yet due to such authority, all amounts required by Law or agreement to be withheld from the wages or salaries of the employees of the Company.  All of the individual persons who have performed services for or on behalf of the Company are and have been authorized to work for the Company in accordance with all applicable Laws.

(g)The Company has never ever effectuated a “mass layoff” or “plant closing” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or comparable group layoff or taken any other action that would trigger notice or liability under any state, local or foreign plant closing notice Law, affecting in whole or in part any facility, site of employment, operating unit or employee of the Company.  No employee of the Company has suffered an “employment loss” (as defined in the WARN Act) during the ninety (90)-day period ending on the date of this Agreement.

(h)Except as has been mandated by Governmental Authority, as of the date of this Agreement, the Company has not had, any direct workforce changes due to COVID-19 or applicable COVID-19 Measures, including any actual terminations, layoffs, furloughs, shutdowns (whether voluntary or by order of a Governmental Authority), or any changes to benefit or compensation programs, nor are any such changes currently contemplated.

SECTION 4.12.  Real Property; Title to Assets.

(a)The Company does not own any real property.

(b)Section 4.12(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property, and sets forth a list as of the date of this Agreement of each lease, sublease, and license pursuant to which the Company leases, subleases or licenses and real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”).  True, complete and correct copies of all Lease Documents in effect as of the date of this Agreement have prior to the date of this Agreement been made available to Kensington.  (i) There are no leases, subleases, concessions or other contracts granting to any person any than the Company the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company.  The Company has not subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c)There are no contractual or legal restrictions that preclude or restrict the ability of the Company to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company.  There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d)The Company has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company.

SECTION 4.13.  Intellectual Property Rights.

(a)Section 4.13(a) of the Company Disclosure Schedule contains a true, complete and correct list of all of the following that are owned or purported to be owned by the Company: (i) registered Intellectual Property Rights and applications for registrations of other

Intellectual Property Rights (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), and (ii) any Software or Business Systems, owned or purported to be owned by the Company that is material to the business of, the Company as currently conducted that would have a replacement cost of more than $75,000.  To the knowledge of the Company, the Company IP constitutes all material Intellectual Property Rights used in the operation of the business of the Company and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the date of this Agreement.

(b)The Company solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP.  All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable.  No loss or expiration of any of the Company-Owned IP, or, to the Company’s knowledge, any of the Company-Licensed IP, is threatened, or pending.

(c)The Company has taken and takes reasonable actions to maintain, protect and enforce Intellectual Property Rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information.  The Company has not disclosed any trade secrets or other Confidential Information that is material to the business of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information or intentionally in the conduct of the Company’s business in the ordinary course including the marketing, sale, distribution and maintenance of Products.  The Company’s trade secrets are kept in a restricted repository wherein only the CTO, Chief Legal Officer, and IP Manager have access.  Additionally, trade secrets are sent to outside counsel for recordation.

(d)(i) There have been no claims properly filed and served, or threatened in writing (including email) to be filed, against the Company in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property Rights of other persons (including any material demands or offers to license any Intellectual Property Rights from any other person); (ii)  to the Company’s knowledge, the operation of its business of the Company (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property Rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) the Company has not received any formal written opinions of counsel regarding any of the foregoing (i), (ii), or (iii).

(e)All persons, including all current officers, management employees, and technical and professional employees of the Company, who have contributed, developed or conceived any Company IP have executed valid, written agreements with the Company, substantially in the form made available to Kensington prior to the date of this Agreement, and pursuant to which such persons agreed to assign to the Company all of their entire right, title, and interest, including Intellectual Property Rights, in and to any Technology created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property Rights, except as required by applicable Law.

(f)The Company and does not use and has not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) under any license requiring the Company to disclose or distribute the source code to any Business Systems or Product components, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(g)The Company owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company as currently conducted by the Company.  The Company maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since December 31, 2017, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.  The Company has purchased a sufficient number of seat licenses for their Business Systems.

(h)The Company currently and previously has complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy or other policies of the Company concerning the collection, dissemination, storage or use of Personal Information or other Business Data, (iii) industry standards to which the Company is bound, and (iv) all contractual commitments that the Company has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”).  The Company has implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Business Data, including implementing industry standard procedures preventing unauthorized access and the introduction of Disabling Devices.  The Company has not inserted and, to the knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components.  Since December 31, 2017, the Company has not (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or customer contracts; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

(i)The Company (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) has all rights to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company receives and use such Business Data prior to the Closing Date.  The Company is not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit Merger Sub or Kensington from receiving or using Personal Information or other

Business Data, in the manner in which the Company receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.  No employee, officer, director, or agent of Merger Sub or Kensington has been debarred or otherwise forbidden by any applicable Law or any Governmental Authority (including judicial or agency order) from involvement in the operations of a business such as that of the Company.

(j)All current officers, management employees, and technical and professional employees of the Company are under written obligation to the Company to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment.

SECTION 4.14.  Taxes.

(a)The Company: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date of this Agreement and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company is otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and are disclosed in Section 4.14(a) of the Company Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to it on or before the Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)The Company is not a party to, is not bound by and has no obligations under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, but excluding agreements, contracts, arrangements or commitments the primary purpose of which do not relate to Taxes) and does not have a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c)The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) any prepaid amount received prior to the Closing Date or (iv) installment sale made on or prior to the Closing Date.

(d)The Company has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(e)The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(f)The Company has no material liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (but excluding contracts, the primary purpose of which do not relate to taxes), or otherwise.

(g)The Company has no request for a material ruling in respect of Taxes pending between the Company and any Tax authority.

(h)The Company has prior to the date of this Agreement made available to Kensington true, complete and correct copies of the U.S. federal income Tax Returns actually filed by the Company for tax years 2016, 2017, 2018 and 2019.

(i)The Company has not in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k)Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of the Company, has threatened to assert against the Company any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(l)There are no Tax liens upon any assets of the Company except for Permitted Liens.

(m)The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  The Company has not received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)QSV Operations, LLC is and has been since its formation treated as a partnership for U.S. federal income tax purposes.

(o)As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

SECTION 4.15.  Environmental Matters.  (a) The Company has not materially violated since December 31, 2017 and is not in material violation of applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly leased or operated by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws which requires reporting, investigation, remediation, monitoring or other response action by the Company pursuant to applicable Environmental Laws; (c) to the Company’s knowledge, the Company is not, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) the Company has all material permits, licenses and other authorizations required of each of the Company under applicable Environmental Law (“Environmental Permits”); and (e) the Company is in all material respects in compliance with its Environmental Permits.

SECTION 4.16.  Material Contracts.

(a)Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company is a party (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule but excluding any Plan required to be listed on Section 4.10(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)all contracts and agreements involving obligations of, or payments to, the Company in excess of $100,000 (other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business);

(ii)all contracts and agreements that involve the license of any Intellectual Property Rights to or from the Company (but excluding any (A) nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business that are substantially in the same form as the Company’s standard form customer agreements as have been provided to Kensington on or prior to the date of this Agreement; (B) licenses granted to service providers who access Company-Owned IP on behalf of the Company as part of their provision of services; (C) nondisclosure agreements entered into in the ordinary course of business; and (D) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and/or aggregate annual license and maintenance fees of less than $75,000);

(iii)all contracts and agreements that (A) involve the granting of rights to manufacture, produce, assemble, license, market or sell the Company’s products or pursuant to which the Company has granted or received any exclusive rights or (B) affect the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products or that otherwise limit, or purport to limit, the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(iv)all contracts and agreements involving indemnification by the Company with respect to infringement of Intellectual Property Rights;

(v)all contracts and agreements involving the disposition of a material portion of the Company’s assets or the acquisition of the business or securities or ownership interests of another person;

(vi)all contracts and agreements involving material uncapped indemnity obligations of the Company;

(vii)all partnership, joint venture or similar agreements;

(viii)all contracts and agreements with any Governmental Authority to which the Company is a party, other than any Company Permits;

(ix)all contracts or arrangements that result in any person or entity holding a power of attorney from the Company that relate to the Company or its business;

(x)all leases or master leases of personal property reasonably likely to result in annual payments by or to the Company of $500,000 or more in a 12-month period; and

(xi)any collective bargaining agreements, or any other agreement, with any labor union.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, and the Company is not in any material respect in breach or violation of, or in any material respect in default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in any material respect in breach or violation of, or in any material respect in default under, any Material Contract; and (iii) the Company has not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract.  The Company has prior to the date of this Agreement furnished or made available to Kensington true, complete and correct copies of all Material Contracts in effect as of the date of this Agreement, including amendments thereto that are material in nature.

SECTION 4.17.  Insurance.

(a)Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b)With respect to each such insurance policy, except as would not have a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

SECTION 4.18.  Board Approval; Vote Required.  The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement and the Merger and declared their advisability, (c) approved the Merger and the other Transactions, (d) recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company, and (e) directed that, unless this Agreement has been terminated in accordance with Section 9.01, that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders (the “Company Board Approval”).  The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions.  The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

SECTION 4.19.  Certain Business Practices.  Since December 31, 2017, neither the Company nor, to the Company’s knowledge, any directors or officers, agents or employees of the Company, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

SECTION 4.20.  Interested Party Transactions.  Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, or proposes to the Company to purchase from or sell or furnish to, the Company, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company, other than in the case of this clause (d) customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20.  The Company has not, since December 31, 2017, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 4.21.  Exchange Act.  The Company is not currently (and has not previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SECTION 4.22.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 4.23.  Exclusivity of Representations and Warranties.  Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Kensington, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed.  Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Kensington, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Kensington, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

Article V.

REPRESENTATIONS AND WARRANTIES OF KENSINGTON AND MERGER SUB

Except as set forth in the Kensington SEC Reports publicly available prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Kensington SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Kensington SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)) and except as set forth in Kensington’s disclosure schedule delivered by Kensington in connection with this Agreement

(the “Kensington Disclosure Schedule”) (which disclosure in the Kensington Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (i) the section or subsection of this Article V that corresponds to the section or subsection of the Kensington Disclosure Schedule in which any such disclosure is set forth and (ii) any other section or subsection of this Article V to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure), Kensington hereby represents and warrants to the Company as follows:

SECTION 5.01.  Corporate Organization.

(a)Each of Kensington and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Kensington Material Adverse Effect.

(b)Merger Sub is the only subsidiary of Kensington.  Except for Merger Sub, Kensington does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

SECTION 5.02.  Certificate of Incorporation and Bylaws.  Each of Kensington and Merger Sub has heretofore furnished to the Company true, complete and correct copies of the Kensington Organizational Documents and the Merger Sub Organizational Documents.  The Kensington Organizational Documents and the Merger Sub Organizational Documents are in full force and effect.  Neither Kensington nor Merger Sub is in violation of any of the provisions of the Kensington Organizational Documents and the Merger Sub Organizational Documents.

SECTION 5.03.  Capitalization.

(a)The authorized capital stock of Kensington consists of one hundred million (100,000,000) shares of Kensington Class A Common Stock, ten million (10,000,000) shares of Kensington Class B Common Stock, and 1,000,000 shares of Kensington’s preferred stock, par value $0.0001 per share (“Kensington Preferred Stock”).  As of the date of this Agreement, (i) twenty three million (23,000,000) shares of Kensington Class A Common Stock are issued and outstanding, (ii) five million, seven hundred and fifty thousand (5,750,000) shares of Kensington Class B Common Stock are issued and outstanding, (iii) no shares of Kensington Preferred Stock are issued and outstanding, (iv) no shares of Kensington Common Stock or Kensington Preferred Stock are held in treasury, (v) eighteen million seventy five thousand (18,075,000) Kensington Warrants are outstanding and (vi) nineteen million five hundred and seventy five thousand (19,575,000) shares of Kensington Class A Common Stock are reserved for issuance on exercise of the Kensington Warrants.  Each Kensington Warrant is exercisable for one share of Kensington Class A Common Stock at an exercise price of $11.50.

(b)As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (the “Merger Sub Common

Stock”).  As of the date of this Agreement, 100 shares of Merger Sub Common Stock are issued and outstanding.  All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Kensington free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c)All outstanding Kensington Units, shares of Kensington Common Stock and Kensington Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Kensington Organizational Documents.

(d)The Per Share Merger Consideration being delivered by Kensington hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Kensington Organizational Documents.  The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e)Except for securities issued pursuant to the Subscription Agreements, securities issued by Kensington as permitted by this Agreement and the Kensington Warrants, Kensington has not issued any options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Kensington or obligating Kensington to issue or sell any shares of capital stock of, or other equity interests in, Kensington.  All shares of Kensington Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.  Neither Kensington nor any subsidiary of Kensington is a party to, or otherwise bound by, and neither Kensington nor any subsidiary of Kensington has granted, any equity appreciation rights, participations, phantom equity or similar rights.  Kensington is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Kensington Common Stock or any of the equity interests or other securities of Kensington or any of its subsidiaries.  There are no outstanding contractual obligations of Kensington to repurchase, redeem or otherwise acquire any shares of Kensington Common Stock.  There are no outstanding contractual obligations of Kensington to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(f)As a result of the Kensington Certificate Amendment, following the Effective Time, each share of Kensington Capital Stock shall be converted into one (1) share of New Kensington Class A Common Stock, and each Kensington Warrant shall be exercisable for one (1) share of New Kensington Class A Common Stock.

SECTION 5.04.  Authority Relative to This Agreement.  Each of Kensington, and Merger Sub have all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery by each of Kensington and Merger Sub of this Agreement and the other Transaction Documents to which each of Kensington and Merger Sub is or will at the Closing be a party, the performance by each of Kensington and Merger Sub of its obligations hereunder and thereunder and the consummation by each of Kensington and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Kensington or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the Kensington Stockholder Approval and the approval by Kensington as the sole stockholder of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of Kensington Common Stock and the Kensington Certificate Amendment, the Kensington Stockholder Approval).  This Agreement has been, and the other Transaction Documents to which each of Kensington and Merger Sub is or will at the Closing be a party will, at the Closing, be duly and validly executed and delivered by Kensington and Merger Sub and, assuming due authorization, execution and delivery by the other party or parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of Kensington or Merger Sub, enforceable against Kensington or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

SECTION 5.05.  No Conflict; Required Filings and Consents.

(a)The execution and delivery by each of Kensington and Merger Sub of this Agreement and the other Transaction Documents to which each of Kensington and Merger Sub is or will at the Closing be a party does not, and the performance of this Agreement by each of Kensington and Merger Sub will not, (i) conflict with or violate the Kensington Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Kensington or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Kensington or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Kensington or Merger Sub is a party or by which each of Kensington or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Kensington Material Adverse Effect.

(b)The execution and delivery of this Agreement by each of Kensington and Merger Sub does not, and the performance of this Agreement by each of Kensington and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Kensington or Merger Sub from performing its material obligations under this Agreement.

SECTION 5.06.  Compliance.  Neither Kensington nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Kensington or Merger Sub or by which any property or asset of Kensington or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Kensington or Merger Sub is a party or by which Kensington or Merger Sub or any property or asset of Kensington or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Kensington Material Adverse Effect.  Each of Kensington and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Kensington or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 5.07.  SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)Kensington has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since June 25, 2020, together with any amendments, restatements or supplements thereto (collectively, the “Kensington SEC Reports”).  Kensington has prior to the date of this Agreement furnished to the Company (with respect to amendments or modifications made on or prior to the date of this Agreement) and shall have promptly furnished to the Company (with respect to amendments or modifications after the date of this Agreement) true, complete and correct copies of all amendments and modifications that have not been filed by Kensington with the SEC to all agreements, documents and other instruments that previously had been filed by Kensington with the SEC and are then in effect.  As of their respective dates, the Kensington SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Each director and executive officer of Kensington has filed with the SEC on a timely basis all documents required with respect to Kensington by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)Each of the financial statements (including, in each case, any notes thereto) contained in the Kensington SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Kensington as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material).  Kensington has no off-balance sheet arrangements that are not disclosed in the

Kensington SEC Reports.  No financial statements other than those of Kensington are required by GAAP to be included in the consolidated financial statements of Kensington.

(c)Except as and to the extent set forth in the Kensington SEC Reports, neither Kensington nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Kensington’s and Merger Sub’s business.

(d)Kensington is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The New York Stock Exchange.

(e)Kensington has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that material information relating to Kensington and other material information required to be disclosed by Kensington in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Kensington’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Such disclosure controls and procedures are effective in timely alerting Kensington’s principal executive officer and principal financial officer to material information required to be included in Kensington’s periodic reports required under the Exchange Act.

(f)Kensington maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Kensington maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.  Kensington has prior to the date of this Agreement delivered to the Company (with respect to disclosure made on or prior to the date of this Agreement) and shall have promptly furnished to the Company (with respect to disclosure made after the date of this Agreement) a true, complete and correct copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Kensington to Kensington’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Kensington to record, process, summarize and report financial data.  Kensington has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Kensington.  Since June 25, 2020, there have been no material changes in Kensington’s internal control over financial reporting.

(g)There are no outstanding loans or other extensions of credit made by Kensington to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Kensington.  Kensington has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)Neither Kensington (including any employee thereof) nor Kensington’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Kensington, (ii) any fraud, whether or not material, that involves Kensington’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Kensington or (iii) any claim or allegation regarding any of the foregoing.

(i)As of the date of this Agreement, there are no outstanding SEC comments from the SEC with respect to the Kensington SEC Reports.  To the knowledge of Kensington, none of the Kensington SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

SECTION 5.08.  Absence of Certain Changes or Events.  Since June 25, 2020, except as expressly contemplated by this Agreement, (a) Kensington has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Kensington Material Adverse Effect.

SECTION 5.09.  Absence of Litigation.  There is no Action pending or, to the knowledge of Kensington, threatened against Kensington, or any property or asset of Kensington, before any Governmental Authority.  Neither Kensington nor any material property or asset of Kensington is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Kensington, continuing investigation by, any Governmental Authority.

SECTION 5.10.  Board Approval; Vote Required.

(a)The Kensington Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) approved this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration pursuant to this Agreement and the other Transactions and (iii) recommended the approval and adoption of this Agreement and the Transactions by the stockholders of Kensington;

(b)The only vote of the holders of any class or series of capital stock of Kensington necessary to approve the Transactions is the affirmative vote of a majority of the outstanding shares of Kensington Common Stock voted by the stockholders at a duly held stockholders meeting (the “Kensington Stockholder Approval”).

(c)The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and adopted this Agreement and the Merger and declared their advisability, (iii) approved the Merger and the other Transactions, (iv) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub, and (v) directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the sole stockholder of Merger Sub.

(d)The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the sole stockholder of Merger Sub.

SECTION 5.11.  No Prior Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than those incident to its existence or as contemplated by this Agreement.

SECTION 5.12.  Brokers.  Except for UBS Securities LLC, Goldman Sachs & Co. LLC, Stifel, Nicolaus & Company, Incorporated and Robert W. Baird & Co. Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Kensington or Merger Sub.

SECTION 5.13.  Kensington Trust Fund.  As of the date of this Agreement, Kensington has no less than $230,000,000.00 in the trust fund established by Kensington for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”).  The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of June 30, 2020, between Kensington and the Trustee (the “Trust Agreement”).  The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions.  Kensington has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Kensington or the Trustee.  There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Kensington and the Trustee that would cause the description of the Trust Agreement in the Kensington SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Kensington, that would entitle any person (other than stockholders of Kensington who shall have elected to redeem their shares of Kensington Class A Common Stock pursuant to the Kensington Organizational Documents) to any portion of the proceeds in the Trust Account.  Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Kensington Organizational Documents.  As of the date of this Agreement, there are no Actions pending or, to the knowledge of Kensington, threatened in writing with respect to the Trust Account.  Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Kensington shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Kensington as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Kensington due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of Kensington who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Kensington in connection with its efforts to effect the Merger.  As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Kensington has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Kensington at the Effective Time.

SECTION 5.14.  Employees.  Other than any officers as described in the Kensington SEC Reports, Kensington and Merger Sub have never employed any employees or retained any contractors.  Other than amounts due as set forth in the Kensington SEC Reports or for reimbursement of any out-of-pocket expenses incurred by Kensington’s officers and directors in connection with activities on Kensington’s behalf in an aggregate amount not in excess of the amount of cash held by Kensington outside of the Trust Account, Kensington has no unsatisfied material liability with respect to any employee, officer or director.  Kensington and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements.  Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Kensington, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.  The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Kensington, Merger Sub or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code.  There is no contract, agreement, plan or arrangement to which Kensington or Merger Sub is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

SECTION 5.15.  Taxes.

(a)Kensington and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date of this Agreement and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Kensington or Merger Sub are otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)Neither Kensington nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, but excluding agreements, contracts, arrangements or commitments the primary purpose of which do not relate to Taxes) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c)None of Kensington or Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) any prepaid amount received prior to the Closing Date; or (iv) installment sale made on or prior to the Closing Date.

(d)Neither Kensington nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(e)Neither Kensington nor Merger Sub has any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (but excluding contracts, the primary purpose of which do not relate to taxes), or otherwise.

(f)Neither Kensington nor Merger Sub has any request for a material ruling in respect of Taxes pending between Kensington and/or Merger Sub, on the one hand, and any Tax authority, on the other hand.

(g)Neither Kensington nor Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h)Neither Kensington nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

SECTION 5.16.  Listing.  The issued and outstanding Kensington Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on The New York Stock Exchange under the symbol “KCAC.U.” The issued and outstanding shares of Kensington Class

A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on The New York Stock Exchange under the symbol “KCAC”.  The issued and outstanding Kensington Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on The New York Stock Exchange under the symbol “KCAC WS”.  As of the date of this Agreement, there is no Action pending or, to the knowledge of Kensington, threatened in writing against Kensington by The New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the Kensington Units, the shares of Kensington Class A Common Stock, or Kensington Warrants or terminate the listing of Kensington on The New York Stock Exchange.  None of Kensington or any of its affiliates has taken any action in an attempt to terminate the registration of the Kensington Units, the shares of Kensington Class A Common Stock, or the Kensington Warrants under the Exchange Act.

SECTION 5.17.  Kensington and Merger Sub’s Investigation and Reliance.  Each of Kensington and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by Kensington and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose.  Kensington, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions.  Neither Kensington nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule).  Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to Kensington, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Kensington or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions.  Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

Article VI.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01.  Conduct of Business by the Company Pending the Merger.

(a)the Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, or (3) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), unless Kensington shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)the Company shall conduct its business in the ordinary course of business and in a manner consistent with past practice; and

(ii)the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company, to keep available the services of the current officers, key employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations.

(b)By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), the Company shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Kensington (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)amend or otherwise change its certificate of incorporation or bylaws;

(ii)issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company; provided, however, that (1) the exercise or settlement of any Company Options, grants of Company Options, Company RSUs or grants of Company Restricted Stock within the limits of the Company Option Plan share reserve and (2) the sale (including executed commitments providing for sale) of shares of Series F Preferred Stock to investors at a price per share of at least $26.42 shall not require the consent of Kensington; or (B) any material assets of the Company;

(iii)declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv)reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v)(A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $5,000,000; or (B) incur any indebtedness for borrowed money in excess of $5,000,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except with respect to accounts payable or indebtedness otherwise incurred in the ordinary course of business and consistent with past practice;

(vi)(A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any current or former director, officer employee or consultant provider whose compensation would exceed, on an annualized basis, $300,000, or (E) enter into or amend any collective bargaining agreement or other labor agreement covering the Company’s employees;

(vii)other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule or that the Company is not prohibited from entering into after the date of this Agreement grant any severance or termination pay to, any director or officer of the Company, other than in the ordinary course of business consistent with past practice;

(viii)adopt, amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(ix)materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

(x)make any material tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income tax liability;

(xi)materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case in a manner that is adverse to the Company, taken as a whole, except in the ordinary course of business;

(xii)intentionally permit any material item of Company Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain each and every material item of Company Owned IP; or

(xiii)enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 6.02.  Conduct of Business by Kensington and Merger Sub Pending the Merger.  Except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), (ii) set forth on Section 6.02 of the Kensington Disclosure Schedule or (iii) required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), Kensington agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Kensington and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice.  By way of amplification and not limitation, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), or in connection with the terms and conditions of, any Subscription Agreement, (ii) as set forth on Section 6.02 of the Kensington Disclosure Schedule or (iii) required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), neither Kensington nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)amend or otherwise change the Kensington Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of Kensington other than Merger Sub;

(b)declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Kensington Organizational Documents;

(c)reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Kensington Common Stock or Kensington Warrants except for redemptions from the Trust Fund that are required pursuant to the Kensington Organizational Documents;

(d)issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Kensington or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Kensington or Merger Sub;

(e)acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the Transactions);

(g)incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Kensington or Merger Sub, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(h)make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date of this Agreement, as agreed to by its independent accountants;

(i)make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability, except in the ordinary course consistent with past practice;

(j)liquidate, dissolve, reorganize or otherwise wind up the business and operations of Kensington or Merger Sub;

(k)amend the Trust Agreement or any other agreement related to the Trust Account; or

(l)enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 6.03.  Claims Against Trust Account.  The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Kensington on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”).  Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Kensington, Merger Sub or any other person (a) for legal relief against monies or other assets of Kensington or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Kensington (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and Kensington consummates a business combination transaction with another party.  In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Kensington shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Kensington prevails in such action or proceeding.

Article VII.

ADDITIONAL AGREEMENTS

SECTION 7.01.  Proxy Statement; Registration Statement.

(a)As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Audited Financials, (i) Kensington and the Company shall prepare and file with the SEC a joint information statement/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Kensington and to the stockholders of the Company as information statements relating to (A) with respect to the Company’s stockholders, the action to be taken by certain stockholders of the Company pursuant to the Written Consent and (B) with respect to Kensington’s stockholders, the meeting of Kensington’s stockholders (the “Kensington Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the Merger, (2) the issuance of the New Kensington Common Stock as contemplated by this Agreement, (3) the Kensington Certificate Amendment and (4) any other proposals the parties deem necessary to effectuate the Merger (collectively, the “Kensington Proposals”) and (ii) Kensington shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of New Kensington Class A Common Stock (A) to be issued to certain stockholders of the Company pursuant to this Agreement or (B) held by the stockholders of Kensington immediately prior to the Effective Time.  The Company shall furnish all information concerning the Company as Kensington may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement.  Kensington and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions.  Prior to the effective date of the Registration Statement, Kensington shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Kensington Common Stock, in each case to be issued or issuable to the stockholders of the Company pursuant to this Agreement.  As promptly as practicable after finalization of the Proxy Statement, each of the Company and Kensington shall mail the Proxy Statement to their stockholders.  Each of Kensington and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b)No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Kensington or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed).  Kensington and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Kensington Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto.  Each of Kensington and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(c)Kensington represents that the information supplied by Kensington for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Kensington, (iii) the time of the Kensington Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If, at any time prior to the Effective Time, any event or circumstance relating to Kensington or Merger Sub, or their respective officers or directors, should be discovered by Kensington which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Kensington shall promptly inform the Company.  All documents that Kensington is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d)The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement or any current report on Form 8-K shall not, at (i) the time the Registration Statement is declared effective (in the case of the Registration Statement or the Proxy Statement) or at the time filed (in the case of a current report on Form 8-K), (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Kensington (in the case of the Registration Statement or the Proxy Statement), (iii) the time of the Kensington Stockholders’ Meeting (in the case of the Registration Statement or the Proxy Statement), and (iv) the Effective Time (in the case of the Registration Statement or the Proxy Statement), contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Kensington.  All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e)Following the final determination of the Exchange Ratio at the Anticipated Closing Date in accordance with Section 3.06 (either as a result of the mutual agreement of the parties or the determination of the Accounting Firm), Kensington and the Company shall mutually agree on the form and substance of a press release setting forth the anticipated Exchange Ratio as of the Anticipated Closing Date (the “Exchange Ratio Announcement”), which the parties shall cause to be publicly disclosed (and which Kensington shall file on Form 8-K) no later than four (4) Business Days prior to the Kensington Stockholders’ Meeting.

SECTION 7.02.  Kensington Stockholders’ Meetings; and Merger Sub Stockholder’s Approval.

(a)Kensington shall call and hold the Kensington Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Kensington Proposals, and Kensington shall use its reasonable best efforts to hold the Kensington Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to stockholders of Kensington).  In the event the Kensington Stockholders’ Meeting is scheduled to occur less than four (4) Business Days after the publication of the Exchange Ratio Announcement, Kensington may, or the Company may direct Kensington to, recess or adjourn the Kensington Stockholders’ Meeting until the date such that the meeting would be held on the date that is four (4) Business Days following the publication of the Exchange Ratio Announcement (in each case to the extent the Kensington or the Company believes in good faith that such recess or adjournment is required by applicable Law or the rules of The New York Stock Exchange). Kensington will ensure that all proxies solicited in connection with the Kensington Stockholders’ Meeting are solicited in compliance with all applicable Laws and the rules of The New York Stock Exchange.  Kensington shall use its reasonable best efforts to obtain the approval of the Kensington Proposals at the Kensington Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Kensington Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders.  The Kensington Board shall recommend to its stockholders that they approve the Kensington Proposals and shall include such recommendation in the Proxy Statement.

(b)Promptly following the execution of this Agreement, Kensington shall approve and adopt this Agreement and approve the Transactions, as the sole stockholder of Merger Sub.

SECTION 7.03.  Company Stockholders’ Written Consent.  Unless this Agreement has been terminated in accordance with Section 9.01, upon the terms set forth in this Agreement, the Company shall seek the irrevocable written consent, in form and substance reasonably acceptable to Kensington, of holders of the Requisite Approval (including the Key Company Stockholders) in favor of the approval and adoption of this Agreement and the Merger and all other transactions contemplated by this Agreement (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within twenty-four (24) hours after the Registration Statement becomes effective.  The Company shall not send the Registration Statement to the stockholders of the Company, other than Key Company Stockholders, until after delivery of the Written Consent to Kensington (it being agreed that the Company shall seek the Written Consent even if there shall have been a Company Adverse Recommendation Change, except if this Agreement shall have been terminated pursuant to Section 9.01).

SECTION 7.04.  Access to Information; Confidentiality.

(a)From the date of this Agreement until the Effective Time, the Company and Kensington shall (and shall cause their respective subsidiaries (if any) to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries (if any) and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries (if any) as the other party or its Representatives may reasonably request.  Notwithstanding the foregoing, neither the Company nor Kensington shall be required to provide access to or disclose information where the access or disclosure would (i) jeopardize the protection of attorney-client privilege or contravene applicable Law (including COVID-19 Measures) or (ii) require providing access that such party reasonably determines, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any employee of such party (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, dated as of July 1, 2020 (the “Confidentiality Agreement”), between Kensington and the Company.

(c)Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 7.05.  Company Solicitation; Change in Recommendation.

(a)From and after the date of this Agreement and ending on the earlier of (a) the Effective Time and (b) the termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause its Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate or encourage any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities or the Company, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal (each, a “Company Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action.  The Company shall, and shall instruct and cause each of its Representatives, to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Company Acquisition Proposal.  The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date of this Agreement.  The Company shall promptly notify Kensington (and in any event within twenty-four (24) hours) of the receipt of any Company Acquisition Proposal after the date of this Agreement, which notice shall identify the third party making any Company Acquisition Proposal and shall include a summary of the material terms and conditions of any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Company Acquisition Proposal.  Notwithstanding the foregoing, the Company may inform any person making a unsolicited proposal regarding a Company Acquisition Proposal of the terms of this Section 7.05.

(b)Notwithstanding Section 7.05(a), prior to the receipt of the Written Consent, the Company Board, directly or indirectly through any Representative, may, subject to Section 7.05(c), (i) participate in, negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Company Acquisition Proposal in writing that the Company Board reasonably believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Company Superior Proposal, and (ii) thereafter furnish to such third party non-public information relating to the Company pursuant to an executed Acceptable Confidentiality Agreement (a copy of such confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided to Kensington; provided that the Company shall promptly provide to Kensington material non-public information that is provided to any such person which has not previously been provided to Kensington and Merger Sub.

(c)The Company shall notify Kensington promptly (but in no event later than twenty-four (24) hours) after receipt by the Company Board of any Company Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Company Acquisition Proposal or any request for non-public information relating to the Company or for access to the business, properties, assets, personnel, books or records of the Company by any third party.  In such notice, the Company shall identify the third party making any such Company Acquisition Proposal, indication or request and provide the details of the material terms and conditions of any such Company Acquisition Proposal, indication or request.  The Company shall keep Kensington informed, on a current and prompt basis, of the status and material terms of any such Company Acquisition Proposal, indication or request, including the material terms and conditions thereof any material amendments or proposed amendments.  The Company shall promptly provide Kensington copies of any nonpublic information concerning the Company’s business, present or future performance, financial condition or results of operations provided to any third party to the extent such information has not been previously provided to Kensington.

(d)Except as set forth in this Section 7.05(d), neither the Company Board nor any committee thereof shall (i)(A) fail to make, change, withdraw, withhold, amend, modify or qualify, or publicly propose to make, change, withdraw, withhold, amend, modify or qualify, in a manner adverse to Kensington, the Company Board recommendation, or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the stockholders of the Company any Company Acquisition Proposal or Company Superior Proposal, (ii) make any public statement inconsistent with the Company Board recommendation, (iii) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”), or (iv) authorize, cause or permit the Company or any of its Representatives to enter into any Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Written Consent, but not after, the Company Board may make a Company Adverse Recommendation Change or cause the Company to terminate this Agreement pursuant to Section 9.01(i) to enter into a Company Acquisition Agreement with respect to a Company Acquisition Proposal only if the Company Board has reasonably determined in good faith, after consultation with its outside financial advisor and legal counsel, that (i) the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law, and (ii) that such Company Acquisition Proposal constitutes a Company Superior Proposal; provided, however, that prior to taking such action, (A) the Company promptly notifies Kensington, in writing, at least three (3) Business Days (the “Company Notice Period”) before making a Company Adverse Recommendation Change or entering into a Company Acquisition Agreement, of its intention to take such action with respect to a Company Superior Proposal, which notice shall (1) state expressly that the Company has received a Company Acquisition Proposal that the Company Board intends to declare a Company Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement and (2) include a copy of the most current version of the proposed agreement relating to such Company Superior Proposal (which version shall be updated on a prompt basis), and a description of any financing commitments relating thereto; (B) the Company shall, and shall cause its Representatives to, during the Company Notice Period, negotiate with Kensington in good faith in respect of adjustments in the terms and conditions of this Agreement such that such Company Acquisition Proposal would cease to constitute a Company Superior Proposal, if Kensington, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Company Notice Period, there is any material revision to the terms of a Company Superior Proposal, including, any revision in price, then the Company will provide a new notice to Kensington that complies with the requirements of this Section 7.05(d) and that the “Notice Period” in respect of such new notice will be two (2) Business Days); and (C) following the end of such Company Notice Period the Company Board determines in good faith, after consulting with outside financial advisor and legal counsel, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal after taking into account any adjustments made by Kensington during the Company Notice Period in the terms and conditions of this Agreement; and provided, further, that the Company shall have complied with its obligations under this Section 7.05(d) and if the Company Board terminates this Agreement pursuant to Section 9.01(i) to enter into a Company Acquisition Agreement, the Company pays or causes to be paid to Kensington the Termination Fee due in accordance with Section 9.03(a).

(e)Notwithstanding the foregoing, if, at any time prior to obtaining the Written Consent, the Company Board determines in good faith, in response to an Intervening Event, after consultation with its outside legal counsel, that the failure to make a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law, the Company Board may, prior to obtaining the Written Consent, make a Company Adverse Recommendation Change; provided, however, that the Company will not be entitled to make, or agree or resolve to make, a Company Adverse Recommendation Change unless (i) the Company promptly notifies Kensington in writing, at least three (3) Business Days (the “Intervening Event Notice Period”) advising Kensington that the Company Board proposes to take such action and containing the material facts underlying the Company Board’s determination that an Intervening Event has occurred, and (ii) following the end of such Intervening Event Notice Period (it being agreed that in the event after the commencement of the Intervening Event Notice Period, there is any material development with respect to an Intervening Event, the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Intervening Event Notice Period subsequent to the time the company notifies Kensington of any such material revision (it being understood that there may be multiple extensions)), the Company Board determines in good faith, after consulting with outside financial advisors and legal counsel, that the failure to make a Company Adverse Recommendation Change in response to such Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law. If requested by Kensington, the Company shall, and shall cause its Representatives to, during the Intervening Event Notice Period, negotiate with Kensington in good faith to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Company Adverse Recommendation Change.  For the avoidance of doubt, none of (A) the determination by the Company Board that an Intervening Event may or has occurred or (B) the delivery by the Company to Kensington of any notice contemplated by this Section 7.05 will, in and of itself, constitute a Company Adverse Recommendation Change or violate this Section 7.05.

(f)The parties agree that any violation of the restrictions set forth in this Section 7.05 by any of the Company’s Representatives shall be deemed to be a breach of this Section 7.05 by the Company.

SECTION 7.06.  Kensington Exclusivity.  From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with Section 9.01, but only to the extent not inconsistent with the fiduciary duties of the Kensington Board, Kensington shall not, and shall cause its Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such person or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such person other than with the Company and its Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided, however, that the execution, delivery and performance of this Agreement and the

Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 7.06. Kensington shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction.  Kensington also agrees that it will promptly request each person (other than the Company and its Representatives) that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date of this Agreement (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement).  If Kensington or any of its affiliates or its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then Kensington shall promptly (and in no event later than one (1) Business Day after Kensington becomes aware of such inquiry or proposal) notify such person in writing that Kensington is subject to an exclusivity agreement with respect to the Transaction that prohibits Kensington or any of its affiliates or its or their respective Representatives from considering such inquiry or proposal.  Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.06 by Kensington or any of its affiliates or its or their respective Representatives shall be deemed to be a breach of this Section 7.06 by Kensington.

SECTION 7.07.  Employee Benefits Matters.

(a)The parties shall cooperate to establish an equity incentive award plan and an employee stock purchase plan (the “Equity Plans” ) for the Surviving Corporation to be effective at the Closing.  Kensington shall have the Equity Plans approved by Kensington stockholders at the Kensington Stockholders’ Meeting.

(b)Kensington shall, or shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide the employees of the Company who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Effective Time with the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.  In addition, Kensington shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year.

Following the Closing, Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(c)The provisions of this Section 7.07 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits.  Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, Kensington, the Surviving Corporation and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

SECTION 7.08.  Directors’ and Officers’ Indemnification.

(a)The certificate of incorporation and bylaws of each of the Surviving Corporation and Kensington shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the certificate of incorporation and bylaws of the Company or Kensington, as applicable, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or Kensington, as applicable, unless such modification shall be required by applicable Law.

(b)On the Closing Date, each of the Company and Kensington shall obtain (at each such party’s sole cost and expense) a non-cancelable run-off directors and officers “tail” insurance policy (providing coverage that, taken as a whole, is no less favorable than under such person’s policy as in effect on the date of this Agreement), for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors or officers of the Company or Kensington, as applicable, on or prior to the Closing Date.

(c)On the Closing Date, Kensington shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Kensington with the post-Closing directors and officers of Kensington and the Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing.

SECTION 7.09.  Notification of Certain Matters.  The Company shall give prompt notice to Kensington, and Kensington shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing.  It is understood and agreed that no such notification will affect or be deemed to modify the conditions to the obligations of the parties to consummate the Merger or the remedies available to the parties under this Agreement.  The terms and conditions of the Confidentiality Agreement apply to any information provided under this Section 7.09.

SECTION 7.10.  Further Action; Reasonable Best Efforts.

(a)Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger.  In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions.  No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting.  Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing.  Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions.  No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

SECTION 7.11.  Public Announcements.  The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Kensington and the Company.  Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of The New York Stock Exchange, each of Kensington and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party.  Furthermore, nothing contained in this Section 7.10 shall prevent Kensington or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

SECTION 7.12.  Tax Matters. Each of Kensington, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.  This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).  Each of Kensington, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

SECTION 7.13.  Stock Exchange Listing.  Kensington will use its reasonable best efforts to cause the New Kensington Class A Common Stock issued in connection with the Transactions to be approved for listing on The New York Stock Exchange at Closing.  During the period from the date of this Agreement until the Closing, Kensington shall use its reasonable best efforts to keep the Kensington Units, Kensington Class A Common Stock and Kensington Warrants listed for trading on The New York Stock Exchange.

SECTION 7.14.  Antitrust.

(a)To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable.  The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws.  The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

SECTION 7.15.  PCAOB Audited Financials.  The Company shall use reasonable best efforts to deliver true and complete copies of the audited balance sheet of the Company as of December 31, 2017, December 31, 2018 and December 31, 2019, and the related audited statements of income and comprehensive loss, cash flows and stockholders’ equity of the Company for such years, each audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financials”) not later than thirty (30) days from the date of this Agreement.

SECTION 7.16.  Trust Account.  As of the Effective Time, the obligations of Kensington to dissolve or liquidate within a specified time period as contained in Kensington’s Certificate of Incorporation will be terminated and Kensington shall have no obligation whatsoever to dissolve and liquidate the assets of Kensington by reason of the consummation of the Merger or otherwise, and no stockholder of Kensington shall be entitled to receive any amount from the Trust Account.  At least 48 hours prior to the Effective Time, Kensington shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Kensington (to be held as available cash on the balance sheet of Kensington, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 7.17.  Governance Matters.

(a)Board of Directors.  Upon the Effective Time, the Kensington Board and the board of directors of the Surviving Corporation shall consist of (i) Jagdeep Singh, as Chairman, (ii) one member to be selected by Kensington and (iii) additional members to be selected by the Company.  The parties will make their respective selections as far in advance of the filing of the Registration Statement as is reasonably practicable by providing written notice of such selections to the other parties; provided, however, that, following any such selection, in the event that any selected individual is unable to serve as a director of Kensington at the Effective Time, then the Company, with respect to the individuals identified in clause (i) and (iii) of the immediately preceding sentence, and Kensington, with respect to the individuals identified in clause (ii) of the immediately preceding sentence, shall have the right to designate another individual, as applicable, to serve as a director of Kensington in place of the individual originally selected.

(b)Effectuation.  Prior to the Effective Time, the parties shall take all action necessary to effectuate the provisions of this Section 7.17.

Article VIII.

CONDITIONS TO THE MERGER

SECTION 8.01.  Conditions to the Obligations of Each Party. The obligations of the Company, Kensington and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)Written Consent. The Written Consent shall have been delivered to Kensington.

(b)Kensington Stockholders’ Approval. The Kensington Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Kensington in accordance with the Proxy Statement, the DGCL, the Kensington Organizational Documents and the rules and regulations of The New York Stock Exchange.

(c)No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d)Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(e)Consents. All consents, approvals and authorizations set forth on Section 8.01(e) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(f)Registration Statement. The Registration Statement shall have been declared effective under the Securities Act.  No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g)Stock Exchange Listing. The shares of New Kensington Class A Common Stock shall be approved for listing on The New York Stock Exchange as of the Closing Date.

SECTION 8.02.  Conditions to the Obligations of Kensington and Merger Sub.  The obligations of Kensington and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)Representations and Warranties.  The representations and warranties of the Company contained in Section 4.01(a) (Organization and Qualification; Subsidiaries), Section 4.03(a) (Capitalization), Section 4.04 (Authority Relative to this Agreement) and Section 4.22 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date.  All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b)Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)Officer Certificate.  The Company shall have delivered to Kensington a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(d)Material Adverse Effect.  No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)FIRPTA Tax Certificates.  On or prior to the Closing, the Company shall deliver to Kensington a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Kensington with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(f)PCAOB Audited Financials. The Company shall have delivered to Kensington the PCAOB Audited Financials.

(g)Minimum Cash.  The Series F Subscription Amount shall be at least three hundred million dollars ($300,000,000) in the aggregate.

(h)Series F Maximum.  The total amount of shares of Series F Preferred Stock outstanding as of immediately prior to the Closing shall not exceed the amount of authorized shares of Series F Preferred Stock set forth in Section 4.03(a).

(i)Maximum Debt.  The Company shall have no indebtedness for borrowed money.

SECTION 8.03.  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)Representations and Warranties.  The representations and warranties of Kensington and Merger Sub contained in Section 5.01 (Corporation Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement) and Section 5.12 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Kensington Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date.  All other representations and warranties of Kensington and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Kensington Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Kensington Material Adverse Effect.

(b)Agreements and Covenants.  Kensington and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)Officer Certificate.  Kensington shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Kensington, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

(d)Resignation.  Other than those persons identified as continuing directors in accordance with Section 7.17, all members of the Kensington Board shall have executed written resignations effective as of the Effective Time.

(e)Material Adverse Effect.  No Kensington Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(f)Stock Exchange Listing.  A supplemental listing shall have been filed with The New York Stock Exchange as of the Closing Date to list the shares of New Kensington Class A Common Stock constituting the aggregate Per Share Merger Consideration pursuant to Section 3.01(b)(i).

(g)Minimum Cash Amount. The Kensington Cash Amount shall be at least five hundred million dollars ($500,000,000) in the aggregate.

Article IX.

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01.  Termination.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Kensington, as follows:

(a)by mutual written consent of Kensington and the Company; or

(b)by either Kensington or the Company if the Effective Time shall not have occurred prior to the date that is six (6) months from the date of this Agreement (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party (i) that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date or (ii) against which any legal proceeding is brought by a party hereto for specific performance or injunctive or other forms of equitable relief in connection herewith (which prohibition on such party’s right to terminate this Agreement shall continue throughout the pendency of such legal proceeding); or

(c)by either Kensington or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger; or

(d)by either Kensington or the Company if any of the Kensington Proposals shall fail to receive the requisite vote for approval at the Kensington Stockholders’ Meeting; or

(e)by Kensington if the Company Board or a committee thereof, prior to obtaining the Written Consent, shall have made a Company Adverse Recommendation Change; provided, however, that Kensington’s right to terminate this Agreement pursuant to this Section 9.01(e) shall expire at the end of the tenth (10th) Business Day following the date on which the Company Adverse Recommendation Change occurs; or

(f)by Kensington if the Company shall have failed to deliver the Written Consent to Kensington within twenty-four (24) hours after the Registration Statement becomes effective; provided, however, that Kensington’s right to terminate this Agreement pursuant to this Section 9.01(f) shall expire at the end of the fifth (5th) Business Day following the date on which the Written Consent is delivered to Kensington; or

(g)by Kensington upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, however, that Kensington has not waived such Terminating Company Breach and

Kensington and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, Kensington may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Kensington to the Company; or

(h)by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Kensington and Merger Sub set forth in this Agreement, or if any representation or warranty of Kensington and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating Kensington Breach”); provided, however, that the Company has not waived such Terminating Kensington Breach and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Kensington Breach is curable by Kensington and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Kensington and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Kensington; or

(i)by Kensington if the PCAOB Audited Financials shall not have been delivered to Kensington by the Company on or before not later than thirty (30) days from the date of this Agreement; or

(j)by the Company, at any time prior to receipt of the Written Consent, in connection with entering into a Company Acquisition Agreement with respect to a Company Superior Proposal in accordance with Section 7.05(d); provided, however, that prior to or concurrently with such termination the Company pays or causes to be paid the Termination Fee due under Section 9.03(a).

SECTION 9.02.  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 9.02, Section 9.03, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

SECTION 9.03.  Termination Fee.

(a)In the event that:

(i)(A) this Agreement is terminated by the Company or Kensington pursuant to Section 9.01(b) or by Kensington pursuant to Section 9.01(f) or Section 9.01(g); (B) a bona fide Company Acquisition Proposal shall have been made, proposed or otherwise communicated to the Company after the date of this Agreement but before the date of such termination, and (C) within six (6) months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to such Company Acquisition Proposal; provided, however, that, for purposes of clauses (B) and (C) of this

Section 9.03(a)(i), the references to “10%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”; or

(ii)this Agreement is terminated (A) by Kensington pursuant to Section 9.01(e) or (B) by the Company pursuant to Section 9.01(j);

then, in any such event under clause (i) or (ii) of this Section 9.03(a), the Company shall pay or cause to be paid the Termination Fee to Kensington or its designee by wire transfer of same day funds (x) in the case of Section 9.03(a)(ii)(A) within two (2) Business Days; after such termination, (y) in the case of Section 9.03(a)(ii)(B), simultaneously with such termination or (z) in the case of Section 9.03(a)(i), upon entry into the definitive agreement with respect to the Company Acquisition Proposal referred to therein; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

As used herein, “Termination Fee” means $82,000,000.

(b)The parties acknowledge and agree that the provisions for payment of the Termination Fee are an integral part of the Transactions and are included herein in order to induce the parties to enter into this Agreement.

Article X.
GENERAL PROVISIONS

SECTION 10.01.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Kensington or Merger Sub:

Kensington Capital Acquisition Corp.
1400 Old Country Road, Suite 301
Westbury, NY 11590
Attention:  Justin Mirro
Email:  justin@kensington-cap.com

with a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Attention:  Charles A. Samuelson
Email:  chuck.samuelson@hugheshubbard.com

if to the Company:

QuantumScape Corporation
730 Technology Dr
San Jose, CA 95110
Attention:  Jagdeep Singh
Email:  JSingh@quantumscape.com

with a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA  94304
Attention: Michael J. Danaher; Mark B. Baudler
Email:  mdanaher@wsgr.com; mbaudler@wsgr.com

and with a copy to:

Wilson Sonsini Goodrich & Rosati

One Market Plaza, Spear Tower, Suite 3300

San Francisco, CA  94105

Attention: Ethan P. Lutske

Email: elutske@wsgr.com

SECTION 10.02.  Nonsurvival of Representations, Warranties and Covenants.  None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

SECTION 10.03.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04.  Entire Agreement; Assignment.  This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement.  This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 10.05.  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.08 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.06.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.  All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court.  The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.07.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS.  EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.07.

SECTION 10.08.  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09.  Counterparts.  This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10.  Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

SECTION 10.11.  Expenses.  Except as set forth in this Section 10.11 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except that Kensington and the Company shall each pay one-half of all expenses relating to (A) all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, (B) the filing fee for the Notification and Report Forms filed under the HSR Act.

SECTION 10.12.  Amendment.  This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 10.13.  Waiver.  At any time prior to the Effective Time, (i) Kensington may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of Kensington or Merger Sub, (b) waive any inaccuracy in the representations and warranties of Kensington or Merger Sub contained herein or in any document delivered by Kensington and/or Merger pursuant hereto and (c) waive compliance with any agreement of Kensington or Merger Sub or any condition to its own obligations contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

[Signature Page Follows.]

IN WITNESS WHEREOF, Kensington, Merger Sub, and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

KENSINGTON CAPITAL ACQUISITION CORP.

By /s/ Justin Mirro

      Name:  Justin Mirro
      Title:  Chief Executive Offer

KENSINGTON CAPITAL Merger sub CORP.

By /s/ Justin Mirro

      Name:  Justin Mirro
      Title:  President

QUANTUMSCAPE CORPORATION

By /s/ Jagdeep Singh

      Name:  Jagdeep Singh
      Title:  Chief Executive Officer

EXHIBIT B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KENSINGTON CAPITAL ACQUISITION CORP.

Kensington Capital Acquisition Corp., a Delaware corporation, hereby certifies that:

1. The Corporation was incorporated under the name Kensington Capital Acquisition Corp. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 17, 2020

2. The Amended and Restated Certificate of Incorporation of the Corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this Corporation as heretofore amended and restated, has been duly adopted by the Corporation’s Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, with the approval of the Corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. This Amended and Restated Certificate of Incorporation of the Corporation shall be effective as of [___] A.M. Eastern Time on        , 2020.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on        , 2020 and the foregoing facts stated herein are true and correct.

KENSINGTON CAPITAL ACQUISITION CORP.

By:

Exh. B-1

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KENSINGTON CAPITAL ACQUISITION CORP.

ARTICLE I

The name of the corporation is Kensington Capital Acquisition Corp. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE IV

The Corporation is authorized to issue [            ] shares of common stock, of which there are (i) [            ] shares of Class A Common Stock, par value $[0.0001] per share (the “Class A Common Stock”) and (ii) [            ] shares of Class B Common Stock, par value $[0.0001] per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”); and [            ] shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

ARTICLE V

The rights, powers, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1. Definitions. For purposes of this Amended and Restated Certificate, the following definitions apply:

1.1 “Acquisition” means (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Corporation immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its Parent) immediately after such consolidation, merger or reorganization; or (ii) any transaction or series of related transactions to which the Corporation is a party in which issued and outstanding shares of the Corporation are transferred or shares of the Corporation are issued, such that in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof.

1.2 “Amended and Restated Certificate” means this Amended and Restated Certificate of Incorporation of the Corporation (including any Preferred Stock Designation, as defined below), as may be further amended and restated from time to time.

Exh. B-2

1.3 “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

1.4 “Board” means the Board of Directors of the Corporation.

1.5 “Class B Stockholder” shall mean [(i) the registered holder of a share of Class B Common Stock as of immediately upon the effectiveness of this Amended and Restated Certificate (the “Effective Time”) and (ii) each natural person who Transferred shares of Class B Common Stock prior to the Effective Time to a Permitted Entity that, as of the Effective Time, complies with the applicable exception for such Permitted Entity in Section 1.15 of this Article V]/[those persons who have the right to receive shares of Class B Common Stock pursuant to that certain Business Combination Agreement dated as of September 2, 2020 among Kensington Capital Acquisition Corp., a Delaware corporation, Kensington Capital Merger Sub Corp., a Delaware corporation and QuantumScape Corporation, a Delaware corporation].

1.6 “Disability” or “Disabled” means the permanent and total disability such that an Excluded Party is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner.  In the event of a dispute whether an Excluded Party has suffered a Disability, no Disability of the Excluded Party shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

1.7 “Excluded Party” means any of Timothy Holme, Fritz Prinz and Jagdeep Singh.

1.8 “Excluded Party Trustee” means a person, designated by an Excluded Party and approved by the Board, in his or her capacity as a voting trustee pursuant to a written voting trust agreement entered into by such Excluded Party prior to his death or Disability, contingent and effective upon the death or Disability of such Excluded Party.

1.9 “Family Member” means, with respect to a natural person, whether related by blood or marriage, (i) such natural person’s spouse, ex-spouse or domestic partner; (ii) such natural person’s parents and grandparents; (iii) such natural person’s siblings; (iv) such natural person’s children and other lineal descendants; and (v) the lineal descendants of such natural person’s siblings. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority, and step-children.

1.10 “Final Conversion Date” means:

(a) the date fixed by the Board that is no less than 61 days and no more than 180 days following the date that the total number of outstanding shares of Class B Common Stock held by the Excluded Parties and their Permitted Entities and Permitted Transferees represents less than 20% of the number of shares of Class B Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) outstanding as of the Effective Time;

(b) the date that is the earlier of (i) nine (9) months after the death or Disability of the last to die or become Disabled of the Excluded Parties and (ii) the date upon which such Excluded Party Trustee ceases to hold exclusive Voting Control over such shares of Class B Common Stock; or

(c) the date specified by (i) the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, or in an affirmative written election executed by the holders of a majority of the then outstanding shares of Class B Common Stock and (ii) all of the Excluded Parties (but excluding any Excluded Party who is then deceased or Disabled or who, individually or through his Permitted Entities or Permitted Transferees, holds less than 20% of the aggregate number of shares of Class B Common Stock that were held by such Excluded Party, individually or through his Permitted Entities or Permitted Transferees, as of the Effective Time (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event)).

Exh. B-3

1.11 “Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Acquisition or Asset Transfer.

1.12 “Listing Standards” means (i) the requirements of any national stock exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if the Corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of the New York Stock Exchange generally applicable to companies with equity securities listed thereon.

1.13 “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

1.14 “Permitted Entity” means (i) with respect to any Class B Stockholder, any trust, account, plan, corporation, partnership, or limited liability company specified in Article V, Section 1.15(b) established by or for such Class B Stockholder, so long as such entity meets the requirements set forth in Article V, Section 1.15, (ii) a trust which may be revoked by an Excluded Party, so long as the Excluded Party, respectively, remains a trustee or co-trustee thereof and has sole voting power with respect to shares of the Corporation held by such trust, (iii) the Bill & Melinda Gates Foundation Asset Trust, so long as Bill Gates remains a trustee or co-trustee thereof, and (iv) any trust or entity settled or formed by an Excluded Party, for the primary benefit of his respective Family Members, so long as either (a) the Excluded Party remains a trustee or co-trustee and holds sole voting power with respect to shares of the Corporation held by any such trust or (b) the Excluded Party has both the power to remove the trustee or co-trustees and any individual(s) holding voting power of any such trust, and the power to replace any such removed trustee, co-trustees, or individual(s) with any individual or entity of his choosing, other than an individual who is a related or subordinate party to the Excluded Party within the meaning of Internal Revenue Code Section 672(c).

1.14.1  “Permitted Foundation” shall mean with respect to a Class B Stockholder a domestic U.S. charitable organization, foundation or similar entity, that was established by a Class B Stockholder and is intended to be tax-exempt under the Code.

1.15 “Permitted Transfer” means

(a) a Transfer of Class B Common Stock by a Class B Stockholder or such Class B Stockholder’s Permitted Entities to another Class B Stockholder or such Class B Stockholder’s Permitted Entities;

(b) a Transfer by a Class B Stockholder to any[ Permitted Entity, including by not limited to any] of the following Permitted Entities, and from any of the Permitted Entities back to such Class B Stockholder and/or any other Permitted Entity by or for such Class B Stockholder:

(i) a trust for the benefit of such Class B Stockholder and for the benefit of no other person, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder; and, provided, further, that in the event such Class B Stockholder is no longer the exclusive beneficiary of such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(ii) a trust for the benefit of persons other than the Class B Stockholder so long as the Class B Stockholder has exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder; and, provided, further, that in the event the Class B Stockholder no longer has exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iii) a trust under the terms of which such Class B Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (the “Code”) and/or a reversionary interest so long as the Class B Stockholder has exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event the Class B Stockholder no longer has exclusive Voting Control with respect to

Exh. B-4

the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iv) an Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided that in each case such Class B Stockholder has exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Class B Stockholder no longer has exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(v) a corporation in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Class B Stockholder retains exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event the Class B Stockholder no longer owns sufficient shares or has sufficient legally enforceable rights to enable the Class B Stockholder to retain exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(vi) a partnership in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Class B Stockholder retains exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event the Class B Stockholder no longer owns sufficient partnership interests or has sufficient legally enforceable rights to enable the Class B Stockholder to retain exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(vii) a limited liability company in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns membership or limited liability company interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Class B Stockholder retains exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event the Class B Stockholder no longer owns sufficient membership or limited liability company interests or has sufficient legally enforceable rights to enable the Class B Stockholder to retain exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(viii) a Permitted Foundation so long as the Class B Stockholder has exclusive Voting Control with respect to the shares of Class B Common Stock held by such Permitted Foundation, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such Permitted Foundation) to the Class B Stockholder; and, provided, further, that in the event the Class B Stockholder no longer has exclusive Voting Control with respect to the shares of Class B Common Stock held by such Permitted Foundation, each share of Class B Common Stock then held by such Permitted Foundation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

For the avoidance of doubt, to the extent any shares are deemed to be held by a trustee of a trust described in (i), (ii) or (iii) above, the Transfer shall be a Permitted Transfer and the trustee shall be deemed a Permitted Entity so long as the other requirements of (i), (ii) or (iii) above, as the case may be, are otherwise satisfied.

1.16 “Permitted Transferee” means a transferee of shares of Class B Common Stock, or rights or interests therein, received in a Transfer that constitutes a Permitted Transfer.

Exh. B-5

1.17 “Qualified Stockholder” means (a) any registered holder of a share of Class B Common Stock as of the Effective Time; (b) any Permitted Transferee; and (c) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Time in compliance with this Amended and Restated Certificate.

1.18 “Securities Exchange” means the New York Stock Exchange, the Nasdaq Stock Market or any successor markets or exchanges.

1.19 “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, whether directly or indirectly, including by merger, consolidation or otherwise.  A “Transfer” shall also include, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article V, Section 1.19:

(a) the granting of a proxy to officers or directors of the Corporation, or to other persons approved by the Board at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders;

(b) entering into a voting trust, agreement or arrangement (with or without granting a proxy), or consummating the actions or transactions contemplated therein, solely with stockholders who are Class B Stockholders, that (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one (1) year or is terminable by the Class B Stockholder at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the Class B Stockholder other than the mutual promise to vote shares in a designated manner;

(c) the pledge of shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a “Transfer;”[and]

(d) entering into any agreement with respect to supporting or voting in favor of or tendering shares with respect to any transaction proposed to be consummated by the Corporation, or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock or voting such shares in favor of such transaction or in opposition to other proposals that may be expected to delay or impair the ability to consummate such transaction), if the entry into such support or voting agreement is approved by the Board[;][.]

[(e) granting a proxy by an Excluded Party, such Excluded Party’s Permitted Entities or such Excluded Party’s Permitted Transferees to another Excluded Party to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by such granting Excluded Party, such granting Excluded Party’s Permitted Entities or such granting Excluded Party’s Permitted Transferees, and the exercise of such proxy by such other Excluded Party;

(f) granting a proxy by an Excluded Party, such Excluded Party’s Permitted Entities or such Excluded Party’s Permitted Transferees to a person designated by such Excluded Party and approved by the Board, to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by such Excluded Party, such Excluded Party’s Permitted Entities or such Excluded Party’s Permitted Transferees, or over which such Excluded Party has Voting Control pursuant to proxy or voting agreements then in place, effective either (i) on the death of such Excluded Party or (ii) during any Disability of such Excluded Party, including the exercise of such proxy by such person;

(g) entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale; and

Exh. B-6

(h) the fact that the spouse of any Qualified Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” that is not a Permitted Transfer.]

1.20 “Voting Control” means the power to vote or direct the voting of the applicable voting security by proxy, voting agreement or otherwise[; provided that, in the case of an Excluded Party and solely for purposes of Article V, Section 1.15(b)(i) – (iv), an Excluded Party shall be deemed to have exclusive Voting Control with respect to the shares of Class B Common Stock if such Excluded Party has the power to terminate, remove or replace any person or entity having Voting Control over the applicable shares of Class B Common Stock].

1.21 “Whole Board” means the total number of authorized directors whether or not there exist any vacancies or unfilled seats in previously authorized directorships.

2. Identical Rights. Except as otherwise provided in this Amended and Restated Certificate or required by applicable law, shares of Common Stock shall have the same rights and powers, rank equally (including, without limitation, as to any dividends and distributions, any liquidation, dissolution or winding up of the Corporation and any voting of such shares), share ratably and be identical in all respects as to all matters.

3. Dividends and Distributions.

3.1 Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends and subject to Section 3.2, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of any such class or series is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of such applicable class or series of Common Stock treated adversely, voting separately as a class.

3.2 The Corporation shall not declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock, unless different treatment of the shares of Class A Common Stock or Class B Common Stock, as applicable, is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, is declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, is declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date; and provided, further, that nothing in the foregoing shall prevent the Corporation from declaring and paying dividends or other distributions payable in shares of one class of Common Stock or rights to acquire one class of Common Stock to holders of all classes of Common Stock.

3.3 If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of Class A Common Stock or Class B Common Stock, as applicable, is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

4. Voting Rights.

Exh. B-7

4.1 Common Stock.

(a) Class A Common Stock. Each holder of shares of Class A Common Stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

(b) Class B Common Stock. Each holder of shares of Class B Common Stock will be entitled to ten votes for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

4.2 General. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock and Class B Common Stock will vote together as a single class and not as separate series or classes.

4.3 Authorized Shares. The number of authorized shares of Common Stock or any class or series thereof may be increased or decreased (but not below (i) the number of shares of Common Stock or, in the case of a class or series of Common Stock, such class or series, then outstanding plus (ii) with respect to Class A Common Stock, the number of shares reserved for issuance pursuant to Article V, Section 9) by the affirmative vote of the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law; provided that the number of authorized shares of Class B Common Stock shall not be increased or decreased without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class.

4.4 Election of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect directors under circumstances specified in this Amended and Restated Certificate (as modified by any Preferred Stock Designation), (i) prior to the Final Conversion Date, the holders of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Corporation, and (ii) from and after the Final Conversion Date, if any, the holders of Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Company.

5. Liquidation Rights. In the event of a Liquidation Event in connection with which the Board has determined to effect a distribution of assets of the Corporation to any holder or holders of Common Stock, then, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the Corporation legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis (based on the number of shares of Common Stock held by each) to the holders of Common Stock, unless different treatment of the shares of each such class or series of Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that for the avoidance of doubt, payments to be made or received by a holder of Common Stock in connection with any such Liquidation Event pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be a distribution for the purpose of this Article V, Section 5; provided, further, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such Liquidation Event if the only difference in the per share consideration to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of Class A Common Stock.

6. Conversion of the Class B Common Stock. The Class B Common Stock will be convertible into Class A Common Stock as follows:

6.1 Each share of Class B Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock on the Final Conversion Date.

6.2 With respect to any holder of Class B Common Stock, each share of Class B Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class A Common Stock, as follows:

(a) at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation or, if such written notice specifies a later time, or the happening of a future event for such conversion, upon such time or the happening of such event;

Exh. B-8

(b) on the occurrence of a Transfer of such share of Class B Common Stock, other than a Permitted Transfer;

(c) upon the death of such Class B Stockholder, or solely with respect to each share of Class B Common Stock held of record by an Excluded Party, or by an Excluded Party’s Permitted Entities, upon the death or Disability of such Excluded Party; provided, however, that, with respect to the shares of Class B Common Stock held of record by such Excluded Party or such Excluded Party’s Permitted Entities, each share of Class B Common Stock held of record by an Excluded Party or an Excluded Party’s Permitted Entities shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of: (i) nine (9) months after the date of death or Disability of such Excluded Party, and (ii) the date upon which such Excluded Party Trustee ceases to hold exclusive Voting Control over such shares of Class B Common Stock;

6.3 Each outstanding share of Class B Common Stock shall automatically be converted into one fully-paid, nonassessable share of Class A Common Stock as follows:

(a) upon the affirmative vote or written consent of the holders of a majority of the Class B Common Stock then outstanding, voting as a single class or, if later, the effective date for such conversion specified by such vote or written consent; or

(b) upon the affirmative vote or written consent of the holders of a majority of the Class B Common Stock then outstanding and held by the Excluded Parties and Permitted Entities of the Excluded Parties, or, if later, the effective date for such conversion specified by such vote or written consent.

7. Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock into Class A Common Stock and the general administration of this dual-class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Corporation as to whether or not a Transfer has occurred and results in a conversion to Class A Common Stock, or as to whether or not another conversion contemplated in the foregoing Section 6 of this Article V has occurred, shall be conclusive and binding.

8. Effect of Conversion. In the event of a conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to Article V, Section 6, such conversion shall be deemed to have been made at the time that the Corporation’s transfer agent receives the written notice required pursuant to Article V, Section 6.2(a) (or a later date specified by such notice), the time of the affirmative vote or written consent of the applicable holders of Class B Common Stock pursuant to Article V, Sections 6.3(a) or 6.3(b) (or a later date specified by such vote or written consent), the time that the Transfer of such shares occurred or the death or Disability of the Class B Stockholder or as otherwise provided in Article V, Section 6.2(c), as applicable.  Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of such shares of Class B Common Stock shall cease and the person or persons in whose name or names the certificate or certificates representing the shares of Class B Common Stock are to be issued, if any, shall be treated for all purposes as having become the record holder or holders of such number of shares of Class A Common Stock into which such Class B Common Stock were convertible.  Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in Article V, Section 6 shall be retired and shall not be reissued.

9. Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock into such number of shares as will be sufficient for such purpose.

Exh. B-9

10. Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

ARTICLE VI

1. Rights of Preferred Stock. The Board is authorized, subject to any limitations prescribed by law or in any Preferred Stock Designation, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

2. Vote to Increase or Decrease Authorized Shares. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE VII

1. Number of Directors; Election; Term.

(a) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of the Corporation shall be fixed solely by resolution of the Board.

(b) Each director shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders.

(c) Notwithstanding the foregoing provisions of this Article VII, Section 1, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

(d) If the number of directors is increased at or following the 2021 annual meeting of stockholders, any additional director elected to fill a newly created directorship shall hold office for a term expiring at the next annual meeting of stockholders. In no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.

(e) Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

2. Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as may be permitted in the specific case by resolution of a majority of the Whole Board, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, and not by stockholders. A person so elected by the Board to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the Board and until his or her successor shall be duly elected and qualified.

ARTICLE VIII

Exh. B-10

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

1. Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred by statute or by this Amended and Restated Certificate or the Bylaws of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. Written Ballot. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

3. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.  The Bylaws of the Corporation may also be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of holders of at least two-thirds of the total voting power of the outstanding voting securities of the Corporation, voting together as a single class, shall be required for the stockholders to alter, amend or repeal the Bylaws of the Corporation.

4. Special Meetings. Special meetings of the stockholders may be called only by (i) the Board pursuant to a resolution adopted by a majority of the Whole Board; (ii) the chair of the Board; [or] (iii) the chief executive officer of the Corporation; or (iv) prior to the Final Conversion Date, the holders of at least [     ] percent ([  ]%) of the voting power of the Class A Common Stock and Class B Common Stock, voting together as a single class and acting in compliance with the Bylaws of the Corporation. A special meeting of stockholders may not be called by any other person or persons, and except as set forth above, any power of stockholders to call a special meeting of stockholders is specifically denied. The Board pursuant to a resolution adopted by a majority of the Whole Board, or the chair of a meeting of stockholders, may cancel, postpone or reschedule any previously scheduled meeting of stockholders called pursuant to clauses (i) through (iii) at any time, before or after the notice for such meeting has been sent to stockholders.

5. Stockholder Action by Written Consent. Except for the rights of the holders of any series of Preferred Stock, from and after the Final Conversion Date, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Subject to the rights of the holders of any series of Preferred Stock, before the Final Conversion Date, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting only if the action is first recommended or approved by a majority of the Whole Board.

6. No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

7. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE IX

To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment, repeal nor elimination of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely

Exh. B-11

affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal, elimination or adoption of such an inconsistent provision.

ARTICLE X

If any provision of this Amended and Restated Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amended and Restated Certificate, and the court will replace such illegal, void or unenforceable provision of this Amended and Restated Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amended and Restated Certificate shall be enforceable in accordance with its terms.

Except as provided in Article IX above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate or any provision of law that might otherwise permit a lesser vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate, from and after the Final Conversion Date, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Amended and Restated Certificate inconsistent with, Article V, Article VI, Article VII, Article VIII or this Article X.

Exh. B-12

SCHEDULE A

Key Company Stockholders

1.	Capricorn-Libra Investment Group, L.P.
2.	Fritz Prinz
3.	Friedrich Prinz and Jagdeep Singh, Trustees of the Benedikt F. Prinz 2019 Trust dated June 17, 2019
4.	Friedrich Prinz and Jagdeep Singh, Trustees of the Marie Helene Prinz 2019 Trust dated June 17, 2019
5.	Friedrich Prinz, Trustee of the Friedrich Prinz Annuity Trust dated August 31, 2020
6.	Friedrich Prinz, Trustee of the Gertrud Prinz Annuity Trust dated August 31, 2020
7.	Jagdeep Singh
8.	Jagdeep Singh & Roshni Singh, Trustees of the Singh Familiy Trust UDT dated October 3, 1996
9.	Jagdeep Singh, Trustee of the Jagdeep Singh 2020 Annuity Trust A dated September 1, 2020
10.	Jagdeep Singh, Trustee of the Roshni Singh 2020 Annuity Trust A dated September 1, 2020
11.	Kevin Hettrich
12.	Khosla Ventures III, LP
13.	KPCB Holdings, Inc.
14.	Mike McCarthy
15.	Technology Impact Growth Fund, LP
16.	Tejbir Singh Phool, Trustee of the Noor Deepika Singh 2013 Trust dated July 31, 2013
17.	Tejbir Singh Phool, Trustee of the Kismet Diya Singh 2013 Trust dated July 31, 2013
18.	Tejbir Singh Phool, Trustee of the Nageena Singh 2013 Trust dated July 31, 2013
19.	Timothy Holme
20.	Volkswagen Group of America Investments, LLC

Schedule A

SCHEDULE B

Company Knowledge Parties

1.	Jagdeep Singh
2.	Michael McCarthy
3.	Timothy Holme

Schedule B